Exhibit 10.1

CREDIT AGREEMENT

Dated as of February 25, 2005

among

THE FINISH LINE, INC.,

THE FINISH LINE USA, INC.,

THE FINISH LINE DISTRIBUTION, INC. and

FINISH LINE TRANSPORTATION CO., INC.,

as Borrowers,

THE FINISH LINE, INC.,

as Borrower Representative,

THE INSTITUTIONS FROM TIME TO TIME PARTIES HERETO,

as Lenders

and

NATIONAL CITY BANK OF INDIANA

as Agent

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(I)	Other Information	42
Section 7.2.	Affirmative Covenants.	42
(A)	Corporate Existence, Etc	42
(B)	Corporate Powers; Conduct of Business	42
(C)	Compliance with Laws, Etc	42
(D)	Payment of Taxes and Claims; Tax Consolidation	43
(E)	Insurance	43
(F)	Inspection of Property; Books and Records; Discussions	43
(G)	ERISA Compliance	43
(H)	Maintenance of Property	43
(I)	Environmental Compliance	43
(J)	Use of Proceeds	44
(K)	[Reserved].	44
(L)	Addition of Guarantors	44
(M)	Insurance and Condemnation Proceeds	44
(N)	Post Closing Items	44
Section 7.3.	Negative Covenants.	44
(A)	Indebtedness	44
(B)	Sales of Assets	45
(C)	Liens	45
(D)	Investments	46
(E)	Reserved	47
(F)	Restricted Payments	47
(G)	Conduct of Business; Subsidiaries; Acquisitions	47
(H)	Transactions with Affiliates	47
(I)	Restriction on Fundamental Changes	48
(J)	Sales and Leasebacks	48
(K)	Margin Regulations	48
(L)	ERISA	48
(M)	Organizational Documents	49
(N)	Fiscal Year	49
(O)	Subsidiary Covenants	49
(P)	Hedging Obligations	49
(Q)	Reserved.	50
(R)	Reserved.	50
(S)	Reserved.	50
(T)	Names	50
(U)	Prepayment	50
Section 7.4.	Financial Covenants	50
(A)	Maximum Leverage Ratio	50
(B)	Minimum Consolidated Tangible Net Worth	50
ARTICLE VIII: DEFAULTS		50
Section 8.1.	Defaults	50
ARTICLE IX: ACCELERATION, DEFAULTING LENDERS; WAIVERS, AMENDMENTS AND REMEDIES		53
Section 9.1.	Termination of Commitments; Acceleration	53
Section 9.2.	Defaulting Lender	53
Section 9.3.	Amendments	54
Section 9.4.	Preservation of Rights	55
ARTICLE X: GENERAL PROVISIONS		55
Section 10.1.	Survival of Representations	55

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EXHIBITS AND SCHEDULES

Exhibits
EXHIBIT A	Commitments
(Definitions)

EXHIBIT B-1-	Form of Revolving Note
(Definitions)

EXHIBIT B-2	Form of Swing Line Note
(Definitions)

EXHIBIT B-3	Form of Guaranty
(Definitions)

EXHIBIT C	Form of Borrowing Notice (Section 2.8)

EXHIBIT D	Form of Request for Letter of Credit (Section 3.4)

EXHIBIT E	Form of Assignment and Acceptance Agreement
(Sections 2.20 and 13.3)

EXHIBIT F	Form of Borrower’s Counsel’s Opinion
(Section 5.1)

EXHIBIT G	List of Closing Documents
(Section 5.1)

EXHIBIT H	Form of Officer’s Certificate
(Sections 5.2 and 7.1(A)(iii))

EXHIBIT I	Form of Compliance Certificate
(Sections 5.2 and 7.1(A)(iii))

Schedules
Schedule E-1	—	Existing Letters of Credit

Schedule 1.1.1	—	Permitted Existing Indebtedness (Definitions)

Schedule 1.1.2	—	Permitted Existing Investments (Definitions)

Schedule 1.1.3	—	Permitted Existing Liens (Definitions)

Schedule 6.4	—	Financial Statements (Section 6.4)

Schedule 6.7	—	Litigation; Loss Contingencies (Section 6.7)

Schedule 6.8	—	Subsidiaries (Section 6.8)

Schedule 6.18	—	Environmental Matters (Section 6.18)

Schedule 7.2(N)	—	Post Closing Items

CREDIT AGREEMENT

This Credit Agreement dated as of February 25, 2005 is entered into among The Finish Line, Inc., an Indiana corporation, The Finish Line USA, Inc., an Indiana corporation, The Finish Line Distribution, Inc., an Indiana corporation and Finish Line Transportation Co., Inc., an Indiana corporation, as Borrowers, The Finish Line, Inc., as Borrower Representative, the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment Agreement pursuant to Section 13.3, and National City Bank of Indiana, a national banking association, in its capacity as contractual representative for itself and the other Lenders. The parties hereto agree as follows:

ARTICLE I: DEFINITIONS

Section 1.1. Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the following meanings, applicable both to the singular and the plural forms of the terms defined.

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding equity interests of another Person.

“Advance” means an amount advanced by the Agent or any of the Lenders to the Borrowers contemplated by this Agreement.

“Affected Lender” is defined in Section 2.20 hereof.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of greater than ten percent (10%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Capital Stock, by contract or otherwise.

“Agent” means National City Bank in its capacity as contractual representative for itself and the Lenders pursuant to Article XI hereof and any successor Agent appointed pursuant to Article XI hereof.

“Aggregate Revolving Loan Commitment” means the aggregate of the Revolving Loan Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof. The initial Aggregate Revolving Loan Commitment is Seventy-Five Million and 00/100 Dollars ($75,000,000.00); provided, however, that the Aggregate Revolving Loan Commitment may be increased at any time following the Closing Date but prior to the Termination Date if no Default or Unmatured Default has occurred and is continuing and the provisions of Section 2.2 hereof have been satisfied.

“Agreement” means this Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time at all applicable reporting times applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.4 hereof or otherwise delivered from time to time pursuant to Section 7.1(A) hereof; provided, however, that all pro forma financial statements reflecting Acquisitions may include pro forma expense and cost reductions which, in the reasonable and good faith judgment of Parent’s senior management, will result from such Acquisitions; provided, that any such adjustments shall be subject to the approval of Agent in its reasonable judgment.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

“Applicable Commitment Fee Percentage” means, as at any date of determination, the rate per annum then applicable in the determination of the amount payable under Section 2.15(C)(i) hereof determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable Eurodollar Margin” means, as at any date of determination, with respect to all Loans that are Eurodollar Rate Loans, the “Applicable Eurodollar Margin” determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable Floating Rate Margin” means, as at any date of determination, with respect to all Loans that are Floating Rate Loans, the “Applicable Floating Rate Margin” determined in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Applicable L/C Fee Percentage” means, as at any date of determination, a rate per annum equal to the Applicable Eurodollar Margin for Revolving Loans in effect on such date.

“Arranger” means National City Bank, in its capacity as the arranger for the loan transactions evidenced by this Agreement.

“Assignment Agreement” means an assignment and acceptance agreement entered into in connection with an assignment pursuant to Section 13.3 hereof in substantially the form of Exhibit E.

“Asset Sale” means, with respect to any Person, the sale, lease, conveyance, disposition or other transfer by such Person of any of its assets (including by way of a sale-leaseback transaction and including the sale or other transfer of any of the Equity Interests of any Subsidiary of such Person).

“Authorized Officer” means any of the Chairman, President, Chief Financial Officer, Treasurer or Assistant Secretary of a Borrower, acting singly.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Borrower” means each of The Finish Line, Inc., an Indiana corporation, The Finish Line USA, Inc., an Indiana corporation, The Finish Line Distribution, Inc., an Indiana corporation, and Finish Line Transportation Co., Inc., an Indiana corporation, and in each case its successors and assigns, including a debtor-in-possession on behalf of a Borrower and “Borrowers” means all of them (except where the context indicates that the term is used to refer to more than one, but fewer than all of them).

“Borrower Representative” means The Finish Line, Inc., an Indiana corporation.

“Borrowing Date” means a date on which an Advance or Swing Line Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.8 hereof.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Loans bearing interest at the Eurodollar Rate, a day (other than a Saturday or Sunday) on which banks are open for business in Cleveland, Ohio and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes a day (other than a Saturday or Sunday) on which banks are open for business in Cleveland, Ohio.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and Eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than 180 days); (iii) shares of money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which consist primarily of assets described in clauses (i), (ii), (iv) and (v); (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, or P-1 (or better) by Moody’s Investors Service, Inc.; and (v) short-term tax exempt securities rated BBB or better by Standard & Poor’s Ratings Group or Baa2 or better by Moody’s Investors Service, Inc.

“Change” is defined in Section 4.2 hereof.

“Change of Control” means an event or series of events by which:

(a) one or more of the existing owners of the class B stock of the Parent (including a “Permitted Transferee” (as defined in Parent’s Restated Articles of Incorporation in effect as of the Closing Date) of such existing owners) ceases to own and control directly or indirectly, in the aggregate, 51% or more of the combined voting power (on a fully diluted basis) of the Parent’s Capital Stock ordinarily having the right to vote at an election of directors; or

(b) during any period of twelve (12) consecutive calendar months, individuals: (i) who were directors of the Parent on the first day of such period, or (ii) whose election or nomination for election to the board of directors of the Parent was nominated, recommended or approved by at least a majority of the directors then still in office who were directors of the Parent on the first day of such period, or whose election or nomination for election was so approved, shall cease to constitute a majority of the board of directors of the Parent; or

(c) Parent consolidates with or merges into another corporation or conveys, transfers or leases all or substantially all of its property to any Person, or any corporation consolidates with or merges into the Parent, in either event pursuant to a transaction in which the outstanding Capital Stock of the Parent is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that the consummation of any transaction permitted by Section 7.3(I) hereof shall not constitute a Change of Control hereunder; or

(d) Parent ceases to own and control, directly or indirectly, fifty-one percent (51%) or more combined voting power (on a fully diluted basis) of any other Borrower’s Capital Stock ordinarily having the right to vote at an election of directors.

“Closing Date” means February 25, 2005.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commission” means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

“Commitment” means, for each Lender, collectively, such Lender’s Revolving Loan Commitment.

“Consolidated Assets” means the total assets of the Parent and its Subsidiaries on a consolidated basis determined in accordance with Agreement Accounting Principles and reflected on the financial statements delivered pursuant to Section 7.1(A).

“Consolidated Net Worth” means, at a particular date, all amounts which would be included under shareholders’ equity for any Person and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles and reflected on the financial statements delivered pursuant to Section 7.1(A).

“Consolidated Tangible Net Worth” means, on any date of determination with respect to the Parent and its Subsidiaries, the amount by which (a) Consolidated Net Worth exceeds (b) the sum of (i) all assets of Parent and its Subsidiaries which would be classified as intangible assets under Agreement Accounting Principles, including without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), patents, trademarks, trade names, copyrights, franchises, operating permits, unamortized debt discount and expense, organization costs, and research and development costs, (ii) treasury stock, (iii) securities not constituting marketable securities, (iv) cash set apart and held in a sinking or other similar fund established for the purpose of redemption or other retirement of Capital Stock, (v) to the extent not otherwise deducted, reserves for depreciation, depletion, obsolescence and/or amortization of properties and all other reserves or appropriations of retained earnings which, in accordance with Agreement Accounting Principles, should be established in connection with the business conducted by Parent, and (vi) any revaluation or other write-up in book value of assets subsequent to the date hereof (but only to the extent not permitted under Agreement Accounting Principles).

“Consolidated Total Assets” means the total assets of Parent and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles and as shown on the financial statements of Parent delivered pursuant to Section 7.1(A) hereof.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

“Contingent Obligation”, as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

“Contractual Obligation”, as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10(D) hereof.

“Cure Loan” is defined in Section 9.2(iii) hereof.

“Customary Permitted Liens” means:

(i) Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet delinquent or thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings;

(ii) statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other types of social security benefits;

(iv) Liens incurred to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds in the ordinary course of business;

(v) Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the use thereof in the business of the Parent or any of its Subsidiaries;

(vi) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any Borrower or any of its Subsidiaries which do not constitute a Default under Section 8.1(H) hereof; and

(vii) any interest or title of the lessor in the property subject to any operating lease entered into by any Borrower or any of its Subsidiaries.

“Default” means an event described in Article VIII hereof.

“Default Rate” is defined in Section 2.11 hereof.

“DOL” means the United States Department of Labor and any Person succeeding to the functions thereof.

“Dollar” and “$” means dollars in the lawful currency of the United States.

“EBITDA” means, for any period, on a consolidated basis for the Parent and its Subsidiaries, the sum of the amounts for such period, without duplication, of (A) Net Income, plus (B) to the extent deducted in determining Net Income, (i) Interest Expense, plus (ii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iii) depreciation expense, plus (iv) amortization expense, including, without limitation, amortization of goodwill and other intangible assets (including any impairment charges in respect of intangible assets), plus (v) Transaction Costs, plus (vi) extraordinary losses, plus (vii) non-cash non-recurring expenses and charges, minus (C) extraordinary gains to the extent included in computing Net Income.

“Environmental, Health or Safety Requirements of Law” means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

“Environmental Lien” means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Property Transfer Act” means any applicable requirement of law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the closure of any property or the transfer, sale or lease of any property or deed or title for any property for environmental reasons, including, but not limited to, any so-called “Industrial Site Recovery Act” or “Responsible Property Transfer Act.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Base Rate” means, with respect to a Eurodollar Rate Loan for any specified Interest Period, either (i) the rate of interest per annum equal to the rate for deposits in U.S. Dollars in the approximate amount of the pro rata share of National City Bank of such Eurodollar Rate Loan with a maturity approximately equal to such Interest Period which appears on Telerate Page 3750, or, if there is more than one such rate, the average of such rates rounded to the nearest 1/100 of 1%, as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or (ii) if no such rate of interest appears on Telerate Page 3750 for any specified Interest Period, the rate at which deposits in U.S. Dollars are offered by National City Bank to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the pro rata share of National City Bank of such Eurodollar Rate Loan and having a maturity approximately equal to such Interest Period. The term “Telerate Page 3750” means the display designated as “Page 3750” on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest rate settlement rates for U.S. Dollars). Any Eurodollar Base Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the foregoing provisions of this definition shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

“Eurodollar Rate” means, with respect to a Eurodollar Rate Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the then Applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/100 of 1% if the rate is not such a multiple.

“Eurodollar Rate Advance” means an Advance which bears interest at the Eurodollar Rate.

“Eurodollar Rate Loan” means a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (a) federal taxes imposed on its overall net income, and (b) other taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized, (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located, or (iii) a jurisdiction imposing such taxes as a result of a former connection between the Agent, such Lender or such Lender’s applicable Lending Installation and such jurisdiction.

“Existing Letters of Credit Agreement” means each of the letters of credit set forth on Schedule E-1.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Cleveland time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Floating Rate” means, for any day for any Advance, a rate per annum equal to the Alternate Base Rate for such day, adjusting daily when and as the Alternate Base Rate changes, plus the then Applicable Floating Rate Margin.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Governmental Acts” is defined in Section 3.10(A) hereof.

“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Negligence” means recklessness, or actions taken or omitted with conscious indifference to or the complete disregard of consequences. Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or inadvertent failure to act. If the term “gross negligence” is used with respect to the Agent, the Arranger or any Lender or any indemnitee in any of the other Loan Documents, it shall have the meaning set forth herein.

“Guarantors” means (i) Spike’s Holding, LLC, an Indiana limited liability company, (ii) all of the Borrowers’ Subsidiaries as of the Closing Date and (iii) any other new Subsidiaries which have satisfied the provisions of Section 7.2(L) hereof, and “Guarantor” means any of the Guarantors, individually, in each case, together with their respective successors and assigns.

“Guaranty” means any guaranty in substantially the form of Exhibit B-3 attached hereto, now or hereafter (including pursuant to Section 7.2(L) hereof) executed by a Guarantor in favor of the Agent for the ratable benefit of the Lenders, in each case, as amended, restated or otherwise modified from time to time.

“Hedging Agreements” is defined in Section 7.3(P) hereof.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services, (c) obligations, whether or not assumed, secured by Liens or payable pursuant to an agreement out of the proceeds from the sale of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) indebtedness or other obligations of any other Person for borrowed money or for the deferred purchase price of property or services, the payment or collection of which the subject Person has guaranteed (except by reason of endorsement for collection in the ordinary course of business) or in respect of which the subject Person is liable, contingently or otherwise, including, without limitation, liability by way of agreement to provide funds for payment, to supply funds to or otherwise to invest in such other Person, or otherwise to assure a creditor against loss, (g) reimbursement or other obligations in connection with letters of credit, (h) obligations in connection with Sale and Leaseback Transactions and (i) solely for purposes of Section 7.3 hereof, Net Mark-To-Market Exposure in respect of Hedging Obligations; provided, that Indebtedness shall not be deemed to include (i) rental expense under any operating lease, (ii) accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade, or (iii) any equity security that is not convertible into Indebtedness (including preferred stock that is not convertible into Indebtedness).

“Indemnified Matters” is defined in Section 10.7(B) hereof.

“Indemnitees” is defined in Section 10.7(B) hereof.

“Intercompany Indebtedness” is defined in Section 10.14 hereof.

“Interest Expense” means, for any period, the total interest expense of the Parent and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment and letter of credit fees) as reflected on the income statement of the Parent and its consolidated Subsidiaries, all as determined in conformity with Agreement Accounting Principles.

“Interest Period” means, with respect to a Eurodollar Rate Loan, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month, as the case may be. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the immediately preceding Business Day.

“Inventory” means any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Borrowers, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in the business of Borrowers, and shall include all right, title and interest of the Borrowers in any property the sale or other disposition of which has given rise to receivables and which has been returned to or repossessed or stopped in transit by the Borrowers.

“Investment” means, with respect to any Person, (i) any purchase or other acquisition by that Person of any Indebtedness, Equity Interests or other securities, or of a beneficial interest in any Indebtedness, Equity Interests or other securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business; provided, that any contributions or other investments made in any Plan shall be deemed not to be Investments.

“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.

“Issuing Banks” means (i) National City Bank and (ii) any Lender which, at the Agent’s request (which request shall be in the sole discretion of Agent), agrees to become an Issuing Bank for the purpose of issuing Letters of Credit, and their respective successors and assigns, in each case in such Lender’s separate capacity as an issuer of Letters of Credit pursuant to Section 3.1.

“L/C Draft” means a draft drawn on an Issuing Bank pursuant to a Letter of Credit.

“L/C Interest” shall have the meaning ascribed to such term in Section 3.6 hereof.

“L/C Obligations” means, without duplication, an amount equal to the sum of (i) the aggregate of the amount then available for drawing under each of the Letters of Credit, (ii) the face amount of all outstanding L/C Drafts corresponding to the Letters of Credit, which L/C Drafts have been accepted by the applicable Issuing Bank, (iii) the aggregate outstanding amount of all Reimbursement Obligations at such time and (iv) the aggregate face amount of all Letters of Credit requested by the Borrower but not yet issued (unless the request for an unissued Letter of Credit has been denied).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, together with any lending institutions that become party hereto pursuant to Section 2.2 hereof and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Agent, any office, branch, Subsidiary or affiliate of such Lender or the Agent.

“Letter of Credit” means the letters of credit to be issued by the Issuing Banks pursuant to Section 3.1 hereof, including, without limitation, any Existing Letters of Credit.

“Leverage Ratio” means, with respect to Parent and its Subsidiaries determined on a consolidated basis as of the last day of any fiscal quarter of Parent, the ratio of (a) the sum of (i) Indebtedness, plus (ii) six (6) times Rentals, minus (iii) cash and marketable securities of Parent and its Subsidiaries, to (b) the sum of (i) EBITDA for the four (4) consecutive fiscal quarters ending on the date of determination, plus (ii) Rentals; all as determined by reference to the financial statements delivered to the Agent in accordance with Section 7.1(A).

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan(s)” means, with respect to a Lender, such Lender’s portion of any Advance made pursuant to Section 2.2 hereof, as applicable, and in the case of the Swing Line Bank, any Swing Line Loan made pursuant to Section 2.3 hereof, and collectively all Revolving Loans and Swing Line Loans, whether made or continued as or converted to Floating Rate Loans or Eurodollar Rate Loans.

“Loan Account” is defined in Section 2.15(F) hereof.

“Loan Documents” means this Agreement, the Notes and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Margin Stock” shall have the meaning ascribed to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, financial condition or properties of the Borrowers and their Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform its obligations under the Loan Documents in any material respect, or (c) the ability of the Lenders or the Agent to enforce in any material respect the Obligations.

“Multiemployer Plan” means a “Benefit Plan” to which the Parent or any member of the Controlled Group is a party if the Benefit Plan is maintained pursuant to a collective bargaining agreement and is one to which more than one employer is obligated to make contributions.

“National City Bank” means National City Bank of Indiana, a national banking association, together with its successors and assigns.

“Net Cash Proceeds” means, with respect to any Asset Sale by any Person, (a) cash (freely convertible into Dollars) received by such Person or any Subsidiary of such Person from such Asset Sale (including cash received as consideration for the assumption or incurrence of liabilities incurred in connection with or in anticipation of such Asset Sale), after (i) provision for all income or other taxes measured by or resulting from such Asset Sale, (ii) payment of all brokerage commissions and other fees and expenses related to such Asset Sale, (iii) all amounts used to repay Indebtedness secured by a Lien on any asset disposed of in such Asset Sale or which is or may be required (by the express terms of the instrument governing such Indebtedness) to be repaid in connection with such Asset Sale (including payments made to obtain or avoid the need for the consent of any holder of such Indebtedness) and (iv) appropriate amounts to be provided by such Person as a reserve, in accordance with Agreement Accounting Principles, against any liabilities associated with such Asset Sale and retained by such Person after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (b) cash payments in respect of any other consideration received by such Person or any Subsidiary of such Person from such Asset Sale upon receipt of such cash payments by such Person or such Subsidiary.

“Net Income” means, for any period, the net income (or loss) after deductions for income taxes of the Parent and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles as reflected on the financial statements delivered pursuant to Section 7.1(A).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedging Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing the subject Hedging Agreements as of the date of determination (assuming the subject Hedging Agreements were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing the subject Hedging Agreements as of the date of determination (assuming the subject Hedging Agreements were to be terminated as of that date).

“New Subsidiary” is defined in Section 7.3(G)(ii) hereof.

“Non Pro Rata Loan” is defined in Section 9.2 hereof.

“Notes” means the Revolving Notes and the Swing Line Notes.

“Notice of Assignment” is defined in Section 13.3(B) hereof.

“Obligations” means all Loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers or any Borrower to the Agent, any Lender, the Swing Line Bank, any Issuing Bank, or any Indemnitee, of any kind or nature, present or future, arising under or relating to this Agreement, the Notes or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Borrowers or any Borrower under this Agreement or any other Loan Document, all Reimbursement Obligations and all Hedging Obligations owing to any such Person.

“Other Taxes” is defined in Section 2.15(E)(ii) hereof.

“Parent” means The Finish Line, Inc., an Indiana corporation.

“Participants” is defined in Section 13.2(A) hereof.

“Payment Date” means the last Business Day of each fiscal quarter.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” is defined in Section 7.3(G) hereof.

“Permitted Existing Indebtedness” means the Indebtedness of the Parent and its Subsidiaries identified as such on Schedule 1.1.1 to this Agreement.

“Permitted Existing Investments” means the Investments of the Parent and its Subsidiaries identified as such on Schedule 1.1.2 to this Agreement.

“Permitted Existing Liens” means the Liens on assets of the Parent and its Subsidiaries identified as such on Schedule 1.1.3 to this Agreement.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness that does not increase the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan, within the meaning of ERISA Section 3(3), established or maintained by the Parent or any member of the Controlled Group or to which either has any liability, including, without limitation, The Finish Line, Inc. Profit Sharing Plan.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by National City Bank or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Pro Rata Share” means the Revolving Loan Pro Rata Share.

“Purchasers” is defined in Section 13.3(A) hereof.

“Rate Option” means the Eurodollar Rate or the Floating Rate.

“Register” is defined in Section 13.3(C) hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligation” is defined in Section 3.7 hereof.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

“Rentals” means, as of the last day of any fiscal quarter of Parent, with respect to Parent and its Subsidiaries determined on a consolidated basis, the aggregate amount of rental expense (as determined in accordance with Agreement Accounting Principles) under any lease of real or personal property but does not include any amounts payable under Capitalized Leases of such Person (including, without limitation, base rent and overage rent) for the four (4) consecutive fiscal quarters ending on the date of determination; provided, however, the amount of any step rent for any such quarter shall be deducted therefrom.

“Replacement Lender” is defined in Section 2.20 hereof.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders whose Pro Rata Shares, in the aggregate, are greater than or equal to fifty-one percent (51%); provided, however, that, if any of the Lenders shall have failed to fund its Revolving Loan Pro Rata Share of any Revolving Loan requested by the Borrowers or of any Swing Line Loan as requested by the Agent, which such Lenders are obligated to fund under the terms of this Agreement and any such failure has not been cured, then for so long as such failure continues, “Required Lenders” means Lenders (excluding all Lenders whose failure to fund their applicable Pro Rata Shares of such Revolving Loans or Swing Line Loans has not been so cured) whose Pro Rata Shares represent greater or equal to than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; provided further, however, that, if the Commitments have been terminated pursuant to the terms of this Agreement, “Required Lenders” means Lenders (without regard to such Lenders’ performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and L/C Obligations are greater than or equal to fifty-one percent (51%).

“Requirements of Law” means, as to any Person, any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

“Reserves” means the maximum reserve requirement, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to “Eurocurrency liabilities” or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Borrower now or hereafter outstanding, except a dividend payable solely in such Borrower’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase such Capital Stock, (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any voluntary redemption, purchase, retirement, defeasance, prepayment or other acquisition for value, direct or indirect, of any Indebtedness other than the Obligations, and (iv) any payment of any management fee or similar consulting fee to any Affiliate of any Borrower.

“Revolver Usage” means the percentage of the average daily portion of the Revolving Credit Obligation to the Aggregate Revolving Loan Commitment.

“Revolving Credit Availability” means, at any particular time, the amount by which (a) the Aggregate Revolving Loan Commitment at such time exceeds (b) the Revolving Credit Obligations at such time.

“Revolving Credit Obligations” means, at any particular time, the sum of (i) the outstanding principal amount of the Revolving Loans at such time, plus (ii) the outstanding principal amount of the Swing Line Loans at such time, plus (iii) the L/C Obligations at such time.

“Revolving Loan” is defined in Section 2.2 hereof.

“Revolving Loan Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans and to purchase participations in Letters of Credit and Swing Line Loans not exceeding the amount set forth on Exhibit A to this Agreement opposite its name thereon under the heading “Revolving Loan Commitment” or the signature page of the assignment and acceptance by which it became a Lender, as such amount may be modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable assignment and acceptance.

“Revolving Loan Pro Rata Share” means, at any particular time and with respect to any Lender, the percentage obtained by dividing (A) such Lender’s Revolving Loan Commitment (or the outstanding principal balance of such Lender’s Revolving Loans, Swing Line Loans (if any) and all L/C Obligations in which such Lender has an interest, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement) by (B) the Aggregate Revolving Loan Commitment (or the aggregate outstanding principal balance of the Revolving Loans, Swing Line Loans and all L/C Obligations, if the Revolving Loan Commitments have been terminated pursuant to the terms of this Agreement).

“Revolving Loan Termination Date” means February 25, 2010.

“Revolving Note” means a promissory note, in substantially the form of Exhibit B-1 hereto, duly executed by the Borrowers and payable to the order of a Lender in the amount of its Revolving Loan Commitment, including any amendment, restatement, modification, renewal or replacement of such Revolving Note.

“Risk-Based Capital Guidelines” is defined in Section 4.2 hereof.

“Sale and Leaseback Transaction” means any sale or other transfer of property by any Person with the intent to lease such property as lessee.

“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) the present fair saleable value of its assets is equal to or in excess of the total amount of its probable liabilities on its debts as they become absolute and matured; and

(iii) it is then able and expects to be able to pay its debts as they mature; and

(iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the property of Parent and its Subsidiaries, property which represents more than ten percent (10%) of the Consolidated Total Assets as shown in the financial statements of Parent delivered pursuant to Section 7.1(A) as at the end of the most recently completed fiscal quarter.

“Swing Line Bank” means National City Bank or any other Lender as a successor Swing Line Bank.

“Swing Line Commitment” means the obligation of the Swing Line Bank to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Bank pursuant to Section 2.3 hereof.

“Swing Line Note” means a promissory note, in substantially the form of Exhibit B-2 hereto, duly executed by the Borrower and payable to the order of the Swing Line Bank in the amount of its Swing Line Commitment, including any amendment, restatement, modification, renewal or replacement of such Swing Line Note.

“Taxes” is defined in Section 2.15(E)(i) hereof.

“Termination Date” means the earlier of (a) the Revolving Loan Termination Date, and (b) the date of termination of the Aggregate Revolving Loan Commitment pursuant to Section 2.6 hereof or the Commitments pursuant to Section 9.1 hereof.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which such Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of any Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on any Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Transaction Costs” means the fees, costs and expenses payable by the Borrowers in connection with (i) the execution, delivery and performance of the Loan Documents or (ii) any Permitted Acquisition.

“Transferee” is defined in Section 13.5 hereof.

“Type” means, with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Rate Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which, but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements delivered under Section 7.1(A).

Section 1.2. References. The existence throughout the Agreement of references to the Borrowers’ Subsidiaries is for a matter of convenience only. Any references to Subsidiaries of the Borrower set forth herein shall not in any way be construed as consent by the Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

Section 1.3. Accounting Terms and Determinations. All accounting terms not specifically defined in this Agreement shall be construed, all financial data required to be submitted by this Agreement shall be prepared, and all financial computations to determine compliance with the financial requirements of this Agreement shall be made, in conformity with Agreement Accounting Principles, unless otherwise specifically prescribed herein.

ARTICLE II: THE REVOLVING LOAN FACILITIES

Section 2.1. [Reserved]

Section 2.2. Revolving Loans. Upon the satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2, from and including the date of this Agreement and prior to the Termination Date, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to make revolving loans to the Borrowers from time to time, in Dollars, in an amount not to exceed such Lender’s Revolving Loan Pro Rata Share of Revolving Credit Availability at such time (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Termination Date. On the Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Revolving Loans. Each Advance under this Section 2.2 shall consist of Revolving Loans made by each Lender ratably in proportion to such Lender’s respective Revolving Loan Pro Rata Share.

The initial Aggregate Revolving Loan Commitment is Seventy-Five Million and 00/100 Dollars ($75,000,000) but may be increased up to a maximum amount of One Hundred Fifty Million Dollars ($150,000,000) (subject to the terms herein and subject to market rate underwriting and other fees for such increase) at any time following the Closing Date if no Default or Unmatured Default has occurred and is continuing at the time of any requested increase. The Borrower Representative may request an increase to the Aggregate Revolving Loan Commitment in writing to the Agent and Agent shall promptly (and, in any event, within five (5) Business Days) respond to such request. Any such request to increase the Aggregate Revolving Credit Commitment shall be deemed to be a certification by the Borrowers that at the time of such request, there exists no Default or Unmatured Default and the representations and warranties contained in Article VI are true and correct as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date. Increases to the facility shall be limited to a maximum of two per annum, with increases being in minimum increments of $5,000,000. The Borrowers may solicit any Lender and/or any other financial institution to provide additional or new commitments as follows: (i) existing Lenders shall have a right of first refusal to increase their Commitments on a pro rata basis (which right shall be accepted or declined by each existing Lender within twenty-one (21) calendar days of the receipt of written notification of the Borrowers’ election to increase the Aggregate Revolving Loan Commitments in accordance with the provisions hereof); (ii) if the requested increased aggregate commitment is not fully subscribed by the existing Lenders on a pro rata basis, then any interested existing Lenders may increase their Commitments in such increments as necessary (which election shall be set forth in the relevant Lender’s notification provided pursuant to the preceding clause (i)); and (iii) if the requested increase is still not satisfied under scenarios (i) or (ii), then new financial institutions may be added as Lenders consistent with the terms of this Agreement. No Lender shall be committed to provide any incremental commitment until it expressly agrees in writing to provide such a commitment. In the event any such increase is made as a result of adding additional financial institutions which are not Lenders as of the date of the proposed increase in the Aggregate Revolving Loan Commitments, the final allocations to determine each Lender’s Pro Rata Share shall be determined by the Agent in its sole discretion. The addition of new financial institutions as Lenders in accordance with this Section shall be evidenced by a written joinder agreement, in form and substance reasonably acceptable to Agent and its counsel, executed by Agent, the Borrowers, the Guarantors and the new “Lender”; an increase in a Commitment by existing Lender(s) shall be evidenced by a written acknowledgment or amendment, in form and substance reasonably acceptable to Agent and its counsel, executed by Agent, the Borrowers, the Guarantors and the Lender(s) agreeing to increase their Commitment; and in either case, Exhibit A shall be amended and replaced to reflect the increase in the Aggregate Revolving Loan Commitment.

Prior to any such increase in the Aggregate Revolving Credit Commitment becoming effective, the Agent shall have received:

(a) copies, certified by the secretary of each Borrower of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the increase in the Aggregate Revolving Commitment;

(b) a certificate, signed by the chief financial officer of the Borrower Representative, certifying that after giving effect to the increase in the Aggregate Revolving Credit Commitment, no Default or Unmatured Default shall occur and demonstrating that the Borrowers shall be in pro forma compliance with Section 7.4 after giving effect to the increase in the Aggregate Revolving Credit Commitment;

(c) copies of all governmental and nongovernmental consents, approvals, authorizations, declarations, registrations or filings required on the part of the Borrowers or any Guarantor in connection with the increase in the Aggregate Revolving Credit Commitment, certified as true and correct in full force and effect as of the date of the increase by an Authorized Officer of the Borrower Representative, or if none are required, a certificate of such officer to that effect;

(d) if requested by the Agent, evidence satisfactory to the Agent that no Material Adverse Effect shall have occurred with respect to the Borrowers and their Subsidiaries since the most recent financial statements provided to the Agent and the Lenders hereunder;

(e) if requested by the Agent, a confirmation and consent from each Borrower and each Guarantor to the increase in the Aggregate Revolving Credit Commitment; and

(f) such other documents and conditions as the Agent or its counsel may have reasonably requested.

Section 2.3. Swing Line Loans.

(A) Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 5.1 and 5.2, from and including the date of this Agreement and prior to the Termination Date, the Swing Line Bank agrees, on the terms and conditions set forth in this Agreement, to make swing line loans to the Borrowers from time to time, in Dollars, in an amount not to exceed the Swing Line Commitment (each, individually, a “Swing Line Loan” and collectively, the “Swing Line Loans”); provided, however, at no time shall the Revolving Credit Obligations exceed the Aggregate Revolving Loan Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Termination Date.

(B) Borrowing Notice. The Borrower Representative shall deliver to the Agent and the Swing Line Bank a Borrowing Notice, signed by it, not later than 1:00 p.m. (Cleveland time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 (and in multiples of $100,000 if in excess of that amount). The Swing Line Loans shall at all times be Floating Rate Loans.

(C) Making of Swing Line Loans. Promptly after receipt of the Borrowing Notice under Section 2.3(B) in respect of Swing Line Loans, the Agent shall notify each Swing Line Bank by telex or telecopy, or other similar form of transmission, of the requested Swing Line Loan. Not later than 3:00 p.m. (Cleveland time) on the applicable Borrowing Date, the Swing Line Bank shall make available its Swing Line Loan, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Article XIV. The Agent will promptly make the funds so received from the Swing Line Bank available to the Borrowers at the Agent’s aforesaid address.

(D) Repayment of Swing Line Loans. The Swing Line Loans shall be evidenced by the Swing Line Note, and each Swing Line Loan shall be paid in full by the Borrowers on or before the fifth Business Day after the Borrowing Date for such Swing Line Loan. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans or, in a minimum amount and increments of $100,000, any portion of the outstanding Swing Line Loans, upon notice to the Agent and the Swing

Line Bank. In addition, the Agent (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the next succeeding Monday (or if such Monday is not a Business Day then on the following Business Day) after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Bank), following written demand therefor, to make a Revolving Loan in the amount of such Lender’s Revolving Loan Pro Rata Share of such Swing Line Loan, for the purpose of repaying such Swing Line Loan. Not later than 2:00 p.m. (Cleveland time) on the date of any notice received pursuant to the foregoing sentence, each Lender shall make available its required Revolving Loan or Revolving Loans, in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.3(D) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Rate Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations therein set forth and set forth in this Article II. Unless a Lender shall have notified the Swing Line Bank, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 5.1 and 5.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.3(D) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Bank or any other Person, (b) the occurrence of continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.3(D), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.3(D), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Bank, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.4. Rate Options for All Advances. The Revolving Loans may be Floating Rate Advances or Eurodollar Rate Advances, or a combination thereof, selected by the Borrower Representative in accordance with Section 2.10. The Borrower Representative may select, in accordance with Sections 2.8 or 2.10, as the case may be, Rate Options and Interest Periods applicable to portions of the Revolving Loans; provided that there shall be no more than seven (7) Interest Periods in effect with respect to all of the Loans at any time. The Swing Line Loans shall at all times be Floating Rate Loans.

Section 2.5. Optional Payments; Mandatory Prepayments.

(A) Optional Payments. The Borrowers may from time to time repay or prepay, without penalty or premium all or any part of outstanding Floating Rate Advances. Eurodollar Rate Advances may be voluntarily repaid or prepaid prior to the last day of the applicable Interest Period, subject to the indemnification provisions contained in Section 4.4, provided, that the Borrowers may not so prepay Eurodollar Rate Advances unless the Borrower Representative shall have provided at least three Business Days’ written notice to the Agent of such prepayment.

(B) Mandatory Prepayments.

(i) If at any time and for any reason the Revolving Credit Obligations are greater than the Aggregate Revolving Loan Commitment, the Borrowers shall promptly upon notice thereof from Agent make a mandatory prepayment of the Obligations in an amount equal to such excess. In addition, if Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrowers shall either reduce the aggregate Revolving Loans outstanding or deposit cash collateral with the Agent in either case in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability.

(ii) All of the mandatory prepayments made under this Section 2.5(B) shall be applied first to Floating Rate Loans and to any Eurodollar Rate Loans maturing on such date and then to subsequently maturing Eurodollar Rate Loans in order of maturity.

Section 2.6. Reduction of Commitments. (a) The Borrowers may permanently reduce the Aggregate Revolving Loan Commitment in whole, or in part ratably among the Lenders, in an aggregate minimum amount of $5,000,000 with respect to the Aggregate Revolving Loan Commitment and integral multiples of $1,000,000 in excess of that amount with respect to the Aggregate Revolving Loan Commitment (unless the Aggregate Revolving Loan Commitment is reduced in whole), upon at least one Business Day’s written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Obligations.

(b) All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

Section 2.7. Method of Borrowing. Not later than 12:00 p.m. (Cleveland time) on each Borrowing Date, each Lender shall make available its Revolving Loan in funds immediately available in Indianapolis to the Agent at its address specified pursuant to Article XIV. The Agent will promptly make the funds so received from the Lenders available to the Borrowers at the Agent’s aforesaid address.

Section 2.8. Method of Selecting Types and Interest Periods for Advances/Borrowing Notices. The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Rate Advance, the Interest Period applicable to each Advance from time to time. The Borrower Representative shall give the Agent irrevocable notice in substantially the form of Exhibit C hereto (a “Borrowing Notice”) not later than 10:00 a.m. (Cleveland time) (a) on the Borrowing Date of each Floating Rate Advance and (b) three Business Days before the Borrowing Date for each Eurodollar Rate Advance, specifying: (i) the Borrowing Date (which shall be a Business Day) of such Advance; (ii) the aggregate amount of such Advance; (iii) the Type of Advance selected; and (iv) in the case of each Eurodollar Rate Advance, the Interest Period applicable thereto. Each Floating Rate Advance shall bear interest from and including the date of the making of such Advance to (but not including) the date of repayment thereof at the Floating Rate, changing when and as such Floating Rate changes. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Rate Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Advance.

Section 2.9. Minimum Amount of Each Advance. Each Advance (other than a Swing Line Advance or an Advance to repay Swing Line Loans or a Reimbursement Obligation) shall be in the minimum amount of $3,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Loan Commitment.

Section 2.10. Method of Selecting Types and Interest Periods for Conversion and Continuation of Advances.

(A) Right to Convert/Breakage Costs. The Borrower Representative may elect from time to time, subject to the provisions of Section 2.4 and this Section 2.10, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Rate Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, the Borrower shall be liable for all amounts pursuant to Section 4.4 as a result of the conversion prior to the end of the applicable Interest Period.

(B) Automatic Conversion and Continuation. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are converted into Eurodollar Rate Loans. Eurodollar Rate Loans shall continue as Eurodollar Rate Loans until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loans shall be automatically converted into Floating Rate Loans unless the Borrower Representative shall have given the Agent notice in accordance with Section 2.10(D) requesting that, at the end of such Interest Period, such Eurodollar Rate Loans continue as a Eurodollar Rate Loan.

(C) No Conversion Post-Default or Post-Unmatured Default. Notwithstanding anything to the contrary contained in Section 2.10(A) or Section 2.10(B), no Loan may be converted into or continued as a Eurodollar Rate Loan if the Required Lenders, by notice to the Borrower Representative and the Agent, following the occurrence and during the continuation of a Default or Unmatured Default, declare that no Loan may be converted into or continued as a Eurodollar Rate Loan.

(D) Conversion/Continuation Notice. The Borrower Representative shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Loan into a Eurodollar Rate Loan or continuation of a Eurodollar Rate Loan not later than 10:00 a.m. (Cleveland time) three Business Days prior to the date of the requested conversion or continuation, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and Type of the Loan to be converted or continued; and (3) the amount of Eurodollar Rate Loan(s) into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto.

Section 2.11. Default Rate. After the occurrence and during the continuance of a Default, at the option of the Agent or at the direction of the Required Lenders by written notice to the Borrower Representative, the interest rate(s) applicable to the Obligations and the fees payable under Section 3.8 with respect to Letters of Credit shall be increased by two percent (2.0%) per annum above the Floating Rate or Eurodollar Rate, as applicable (“Default Rate”).

Section 2.12. Method of Payment. All payments of principal, interest, and fees hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower Representative, by 2:00 p.m. (Cleveland time) on the date when due and shall be made ratably among the Lenders (unless such amount is not to be shared ratably in accordance with the terms hereof). Each payment delivered to the Agent for the account of any

Lender shall be delivered promptly by the Agent to such Lender in the same type of funds which the Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Agent from such Lender. The Borrowers authorize the Agent to charge the account of any Borrower maintained with National City Bank for each payment of principal, interest and fees as it becomes due hereunder. National City Bank will notify the Borrower Representative of any such charges.

Section 2.13. Notes. Each Lender is authorized to record the principal amount of each of its Loans and each repayment with respect to its Loans on the schedule attached to its respective Notes; provided, however, that the failure to so record shall not affect the Borrowers’ obligations under any such Note.

Section 2.14. Telephonic Notices. The Borrowers authorize the Lenders and the Agent to extend Advances, issue Letters of Credit, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower Representative. The Borrowers agree to deliver promptly to the Agent a written confirmation, signed by an Authorized Officer of the Borrower Representative, if such confirmation is requested by the Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, (i) the telephonic notice shall govern absent manifest error and (ii) the Agent or the Lender, as applicable, shall promptly notify the Authorized Officer of the Borrower Representative who provided such confirmation of such difference.

Section 2.15. Promise to Pay; Interest and Commitment Fees; Interest Payment Dates; Interest and Fee Basis; Taxes; Loan and Control Accounts.

(A) Promise to Pay. The Borrowers, jointly and severally, unconditionally promise to pay when due the principal amount of each Loan and all other Obligations incurred by any Borrower, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

(B) Interest Payment Dates. Interest accrued on each Floating Rate Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Rate Loan shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Rate Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period.

(C) Commitment Fees. (i) The Borrowers shall pay to the Agent, for the account of the Lenders as provided herein below, from and after the Closing Date until the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole, a commitment fee accruing at the rate of the then Applicable Commitment Fee Percentage, on the amount by which (x) the Aggregate Revolving Loan Commitment exceeds (y) the Revolving Credit Obligations, excluding any outstanding Swing Line Loans, from time to time. All such commitment fees payable under this clause (C)(i) shall be payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrowers occurring after the Closing Date (with the first such payment being calculated for the period from the Closing Date and ending on May 28, 2005), and, in addition, on the date on which the Aggregate Revolving Loan Commitment shall be terminated in whole. The Agent shall pay to each Lender a portion of such commitment fee based on the amount by which such Lender’s Revolving Loan Commitment exceeds such Lender’s Revolving Credit Obligations (excluding the outstanding Swing Line Loans).

(ii) The Borrowers agree, jointly and severally, to pay to the Agent for the sole account of the Agent and the Arranger (unless otherwise agreed between the Agent and the Arranger and any Lender) the fees set forth in the letter agreements among the Agent, the Arranger and the Borrowers dated December 20, 2004, payable at the times and in the amounts set forth therein.

(D) Interest and Fee Basis; Applicable Floating Rate Margin, Applicable Eurodollar Margin and Applicable Commitment Fee Percentage.

(i) Interest on all Obligations and all fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 2:00 p.m. (Cleveland time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the immediately preceding Business Day.

(ii) The Applicable Floating Rate Margin and Applicable Eurodollar Margin for all Loans and the Applicable Commitment Fee Percentage shall be determined from time to time by reference to the table set forth below, based upon the Leverage Ratio as described in this Section 2.15(D)(ii).

Leverage Ratio	Applicable Eurodollar Margin	Applicable Floating Rate Margin	Applicable Commitment Fee Percentage
Greater than 3.5 to 1.0	1.125%	0.00%	0.200%
Greater than 3.0 to 1.0 and less than or equal to 3.5 to 1.0	1.000%	0.00%	0.175%
Greater than 2.5 to 1.0 and less than or equal to 3.0 to 1.0	0.800%	0.00%	0.150%
Greater than 2.0 to 1.0 and less than or equal to 2.5 to 1.0	0.600%	0.00%	0.125%
Less than 2.0 to 1.0	0.400%	0.00%	0.100%

For purposes of this Section 2.15(D)(ii), the Leverage Ratio shall be determined as of the last day of each fiscal quarter based upon the financial statements delivered pursuant to Sections 7.1(A)(i) and (ii), as applicable, and the Applicable Floating Rate Margin, Applicable Eurodollar Margin and Applicable Commitment Fee Percentage shall be adjusted, such adjustment being effective on the fifth Business Day following the Agent’s receipt of such financial statements and the compliance certificate required to be delivered in connection therewith pursuant to Section 7.1(A)(iii); provided, that if the Borrowers shall not have timely delivered their financial statements in accordance with Section 7.1(A)(i) or (ii), as applicable, then commencing on the date upon which such financial statements should have been delivered and continuing until the fifth Business Day after such financial statements are actually delivered, it shall be assumed for purposes of determining the Applicable Floating Rate Margin, Applicable Eurodollar Margin and Applicable Commitment Fee Percentage that the Leverage Ratio was greater than 3.5 to 1.00.

(E) Taxes.

(i) Any and all payments by the Borrowers hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings or any liabilities with respect thereto including those arising after the date hereof, in the case of a Lender party hereto as of the date hereof, or after the date any such other Person becomes a Lender hereunder, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, (i) such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender’s or Agent’s, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Installation and (ii) in the case of a Foreign Lender (as defined below), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation) or is attributable to such Foreign Lender’s failure or inability to comply with Section 2.15(E)(vi) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Revolving Loan Commitments, the Loans or the Letters of Credit being hereinafter referred to as “Taxes”). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15(E)) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by any Borrower made to the Lending Installation or any other office that a Lender may claim as its Lending Installation, or (z) after such Lender’s selection and designation of any other Lending Installation, to such payments made to such other Lending Installation, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Lending Installation of such Lender in another jurisdiction so as to reduce the Borrower’s liability hereunder, if the making, funding or maintenance of such Loans through such other Lending Installation of such Lender does not, in the judgment of such Lender, otherwise adversely affect such Loans, or obligations under the Commitments or such Lender.

(ii) In addition, the Borrowers, jointly and severally, agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as “Other Taxes”).

(iii) The Borrowers, jointly and severally, agree to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.15(E)) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days after the date such Lender or the Agent (as the case may be) makes written demand on the Borrower Representative therefor accompanied by a certificate, as contemplated by the following sentence. A certificate as to any additional amount payable to any Lender or the Agent under this Section 2.15(E) submitted to the Borrower Representative and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto, provided that no Lender or the Agent shall be entitled to compensation for periods prior to 90 days from the date that any such Lender or the Agent submits a written demand for compensation accompanied by the above referenced certificate. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than thirty (30) days after receipt) furnish to each Lender and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender or the Agent) to establish any tax credit to which such Lender or the Agent may be entitled.

(iv) The Borrowers shall furnish to the Agent the original or a certified copy of a receipt evidencing payment of any Taxes or Other Taxes promptly upon the receipt thereof.

(v) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.15(E) shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

(vi) Without limiting the obligations of the Borrowers under this Section 2.15(E), each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof (any such Lender, a “Foreign Lender”) shall deliver to the Borrower Representative and the Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the Closing Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 13.3, two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, or W-8IMY or any subsequent versions thereof or successors thereto or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, such Foreign Lender delivers a Form W-8BEN or W-8IMY with the appropriate forms attached thereto, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Foreign Lender and represents that such Foreign Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing the following representations and is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code and furthermore (i) is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and (ii) has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Lender shall promptly furnish to the Borrower Representative and the Agent such additional documents as may be reasonably required by the

Borrower Representative or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender. Each Foreign Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Each Lender shall promptly furnish to the Borrower Representative and the Agent such additional documents as may be reasonably required by the Borrower Representative or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

(F) Loan Account. Each Lender shall maintain in accordance with its usual practice an account or accounts (a “Loan Account”) evidencing the Obligations of the Borrowers to such Lender owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

(G) Entries Binding. The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error, unless the Borrower Representative objects to information contained in the Register and each Loan Account within thirty (30) days of the Borrower Representative’s receipt of such information.

Section 2.16. Notification of Advances, Interest Rates, Prepayments and Aggregate Revolving Loan Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Loan Commitment reduction notice, Borrowing Notice, Continuation/Conversion Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Rate Loan promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

Section 2.17. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or facsimile notice to the Agent and the Borrower Representative, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

Section 2.18. Non-Receipt of Funds by the Agent. Unless the Borrower Representative or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

Section 2.19. Termination Date. This Agreement shall be effective until the Termination Date. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all of the Letters of Credit shall have expired, been canceled, terminated or arrangements satisfactory to the Issuing Banks established in respect of such Letters of Credit, all of the rights and remedies under this Agreement and the other Loan Documents shall survive.

Section 2.20. Replacement of Certain Lenders. In the event a Lender (“Affected Lender”) shall have: (i) failed to fund its applicable Pro Rata Share of any Advance requested by the Borrower, or to fund a Revolving Loan in order to repay Swing Line Loans pursuant to Section 2.3(D) or in respect of L/C Obligations, which such Lender is obligated to fund under the terms of this Agreement and which failure has not been cured, (ii) requested compensation from the Borrower under Sections 2.15(E), 4.1 or 4.2 to recover Taxes, Other Taxes or other additional costs incurred by such Lender which are not being incurred generally by the other Lenders, (iii) delivered a notice pursuant to Section 4.3 claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders or (iv) has invoked Section 10.2, then, in any such case, the Borrower Representative or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower Representative in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall use its best efforts to assign pursuant to one or more duly executed Assignment Agreements five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 13.3(A) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose (“Replacement Lender”), all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit and Swing Line Loans, and its obligation to participate in additional Letters of Credit and Swing Line Loans hereunder) in accordance with Section 13.3. The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower Representative, to use its reasonable efforts to obtain the commitments from one or more financial institutions to act as a Replacement Lender. The Agent is authorized to execute one or more of such assignment agreements as attorney-in-fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.15(E), 4.1, and 4.2 with respect to such Affected Lender and compensation payable under Section 2.15(C) in the event of any replacement of any Affected Lender under clause (ii) or clause (iii) of this Section 2.20; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15(E), 4.1, 4.2, 4.4, and 10.7, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 11.8 with respect to obligations of the Affected Lender which accrued but were not yet paid under Section 11.8 at the time of the assignment to the Replacement Lender. Upon the replacement of any Affected Lender pursuant to this Section 2.20, the provisions of Section 9.2 shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its applicable Pro Rata Share and which failure has not been cured.

ARTICLE III: THE LETTER OF CREDIT FACILITY

Section 3.1. Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of the Borrowers herein set forth, each Issuing Bank hereby agrees to issue for the account of a Borrower or a Guarantor thereof through such Issuing Bank’s branches as it and the Borrower Representative may jointly agree, one or more Letters of Credit denominated in Dollars in accordance with this Article III, from time to time during the period, commencing on the date hereof and ending on the Business Day prior to the Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Section 3.2. [Intentionally Omitted].

Section 3.3. Types and Amounts. No Issuing Bank shall have any obligation to and no Issuing Bank shall:

(i) issue any Letter of Credit if on the date of issuance, before or after giving effect to the Letter of Credit requested hereunder, (a) the Revolving Credit Obligations at such time would exceed the Aggregate Revolving Loan Commitment at such time, or (b) the aggregate outstanding amount of the L/C Obligations would exceed $20,000,000; or

(ii) issue any Letter of Credit which has an expiration date later than the date which is the earlier of one (1) year after the date of issuance thereof or five (5) Business Days immediately preceding the Termination Date.

Section 3.4. Conditions. In addition to being subject to the satisfaction of the conditions contained in Sections 5.1 and 5.2, the obligation of an Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

(i) the Borrower Representative shall have delivered to the applicable Issuing Bank at such times and in such manner as such Issuing Bank may reasonably prescribe, a request for issuance of such Letter of Credit in substantially the form of Exhibit D hereto, duly executed applications for such Letter of Credit, and such other documents, instructions and agreements as may be required pursuant to the terms thereof, and the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank as to form and content; and

(ii) as of the date of issuance no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law) from a Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of that Letter of Credit.

Section 3.5. Procedure for Issuance of Letters of Credit. (a) Subject to the terms and conditions of this Article III and provided that the applicable conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of a Borrower or a Guarantor in accordance with such Issuing Bank’s usual and customary business practices and, in this connection, such Issuing Bank may assume that the applicable conditions set forth in Section 5.2 hereof have been satisfied unless it shall have received notice to the contrary from the Agent or a Lender or has knowledge that the applicable conditions have not been met.

(b) The applicable Issuing Bank shall give the Agent written or telex notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Letter of Credit, provided, however, that the failure to provide such notice shall not result in any liability on the part of such Issuing Bank.

(c) No Issuing Bank shall extend or amend any Letter of Credit unless the requirements of this Section 3.5 are met as though a new Letter of Credit was being requested and issued.

Section 3.6. Letter of Credit Participation. Immediately upon the issuance of each Letter of Credit hereunder, each Lender with a Revolving Loan Pro Rata Share shall be deemed to have automatically, irrevocably and unconditionally purchased and received from the applicable Issuing Bank an undivided interest and participation in and to such Letter of Credit, the obligations of the Borrower in respect thereof, and the liability of such Issuing Bank thereunder (collectively, an “L/C Interest”) in an amount equal to the amount available for drawing under such Letter of Credit multiplied by such Lender’s Revolving Loan Pro Rata Share. Each Issuing Bank will notify each Lender promptly upon presentation to it of an L/C Draft or upon any other draw under a Letter of Credit. On or before the Business Day on which an Issuing Bank makes payment of each such L/C Draft or, in the case of any other draw on a Letter of Credit, on demand by the Agent, each Lender shall make payment to the Agent, for the account of the applicable Issuing Bank, in immediately available funds in an amount equal to such Lender’s Revolving Loan Pro Rata Share of the amount of such payment or draw. The obligation of each Lender to reimburse the Issuing Banks under this Section 3.6 shall be unconditional, continuing, irrevocable and absolute. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 3.6, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied; provided, however, that nothing contained in this sentence shall relieve such Lender of its obligation to reimburse the applicable Issuing Bank for such amount in accordance with this Section 3.6.

Section 3.7. Reimbursement Obligation. The Borrowers, jointly and severally, agree unconditionally, irrevocably and absolutely to pay immediately to the Agent, for the account of the Lenders, the amount of each advance which may be drawn under or pursuant to a Letter of Credit or an L/C Draft related thereto (such obligation of the Borrowers to reimburse the Agent for an advance made under a Letter of Credit or L/C Draft being hereinafter referred to as a “Reimbursement Obligation” with respect to such Letter of Credit or L/C Draft). If the Borrowers at any time fail to repay a Reimbursement Obligation pursuant to this Section 3.7, the Borrowers shall be deemed to have elected to borrow Revolving Loans from the Lenders, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the amount of the unpaid Reimbursement Obligation and the borrowing of such Revolving Loans shall satisfy the Borrowers’ obligations in respect of the subject Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, the Borrowers fail to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lenders are unable to make or have no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest from and after such day, until paid in full, at the interest rate applicable to a Floating Rate Advance.

Section 3.8. Letter of Credit Fees. The Borrowers, jointly and severally, agree to pay (i) quarterly on the last Business Day of each fiscal quarter, in arrears, to the Agent for the ratable benefit of the Lenders, except as set forth in Section 9.2, a letter of credit fee at a rate per annum equal to the Applicable L/C Fee Percentage on the average daily outstanding face amount available for drawing under all Letters of Credit, (ii) upon issuance and annually on the anniversary thereof, in advance, to each Issuing Bank, a letter of credit fronting fee of one-eighth of one percent (0.125%) per annum on the average daily outstanding face amount available for drawing under all Letters of Credit issued by such Issuing Bank, and (iii) to each Issuing Bank, all customary fees and other issuance, amendment, document examination, negotiation and presentment expenses and related charges in connection with the issuance, amendment, presentation of L/C Drafts, and the like customarily charged by such Issuing Banks with respect to standby and commercial Letters of Credit, including, without limitation, standard commissions with respect to commercial Letters of Credit, payable at the time of invoice of such amounts.

Section 3.9. Issuing Bank Reporting Requirements. In addition to the notices required by Section 3.5(b), each Issuing Bank shall, no later than the tenth Business Day following the last day of each month, provide to the Agent, upon the Agent’s request, schedules, in form and substance reasonably satisfactory to the Agent, showing the date of issue, account party, amount, expiration date and the reference number of each Letter of Credit issued by it outstanding at any time during such month and the aggregate amount payable by the Borrower during such month. In addition, upon the request of the Agent, each Issuing Bank shall furnish to the Agent copies of any Letter of Credit and any application for or reimbursement agreement with respect to a Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Agent. Upon the request of any Lender, the Agent will provide to such Lender information concerning such Letters of Credit.

Section 3.10. Indemnification; Exoneration. (A) In addition to amounts payable as elsewhere provided in this Article III, the Borrowers hereby, jointly and severally, agree to protect, indemnify, pay and save harmless the Agent, each Issuing Bank and each Lender from and against any and all liabilities and costs which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of the applicable Issuing Bank, as a result of its Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, or (ii) the failure of the applicable Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

(B) As among the Borrowers, the Lenders, the Agent and the Issuing Banks, the Borrowers assume all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letters of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit applications and Letter of Credit reimbursement agreements executed by the Borrowers or the Borrower Representative at the time of request for any Letter of Credit, neither the Agent, any Issuing Bank nor any Lender shall be responsible (in the absence of Gross Negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical trade terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Banks and the Lenders, including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any Issuing Bank’s rights or powers under this Section 3.10.

(C) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any related certificates shall not, in the absence of Gross Negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put the applicable Issuing Bank, the Agent or any Lender under any resulting liability to the Borrowers or relieve the Borrowers of any of their obligations hereunder to any such Person.

(D) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 3.10 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

Section 3.11. Cash Collateral. Notwithstanding anything to the contrary herein or in any application for a Letter of Credit, after the occurrence and during the continuance of a Default, the Borrowers shall, upon the Required Lenders’ demand, deliver to the Agent for the benefit of the Lenders and the Issuing Banks, cash, or other collateral of a type satisfactory to the Required Lenders, having a value, as determined by such Lenders, equal to the aggregate outstanding L/C Obligations. In addition, if the Revolving Credit Availability is at any time less than the amount of contingent L/C Obligations outstanding at any time, the Borrowers shall deposit cash collateral with the Agent in an amount equal to the amount by which such L/C Obligations exceed such Revolving Credit Availability. Any such collateral shall be held by the Agent in a separate account appropriately designated as a cash collateral account in relation to this Agreement and the Letters of Credit and retained by the Agent for the benefit of the Lenders and the Issuing Banks as collateral security for the Borrowers’ obligations in respect of this Agreement and each of the Letters of Credit and L/C Drafts. Such amounts shall be applied to reimburse the Issuing Banks for drawings or payments under or pursuant to Letters of Credit or L/C Drafts, or if no such reimbursement is required, to payment of such of the other Obligations as the Agent shall determine. If no Default shall be continuing, amounts remaining in any cash collateral account established pursuant to this Section 3.11 which are not to be applied to reimburse an Issuing Bank for amounts actually paid or to be paid by such Issuing Bank in respect of a Letter of Credit or L/C Draft, shall be returned to the Borrowers (after deduction of the Agent’s expenses incurred in connection with such cash collateral account).

ARTICLE IV: CHANGE IN CIRCUMSTANCES

Section 4.1. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted after the date of this Agreement, in the case of Lender party hereto as of the date hereof, and otherwise after the date that any other Person becomes a Lender hereunder, and generally having general applicability to all banks within the jurisdiction in which such Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any Governmental Authority charged with the interpretation or application thereof, or the compliance of any Lender therewith,

(i) subjects any Lender or any applicable Lending Installation to any Taxes (as defined in Section 2.15(E)), or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurodollar Rate Loans, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Rate Loans) with respect to its Loans, L/C Interests or the Letters of Credit, or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining the Loans, the L/C Interests or the Letters of Credit or reduces any amount received by any Lender or any applicable Lending Installation in connection with Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans or L/C Interests held or interest received by it or by reference to the Letters of Credit, by an amount deemed material by such Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining its Loans, L/C Interests or Letters of Credit or to reduce any amount received under this Agreement, then, within 15 days after receipt by the Borrower Representative of written demand by such Lender pursuant to Section 4.5, the Borrowers shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, L/C Interests, Letters of Credit and its Revolving Loan Commitment.

Section 4.2. Changes in Capital Adequacy Regulations. If a Lender determines (i) the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a “Change” (as defined below), and (ii) such increase in capital will result in an increase in the cost to such Lender of maintaining its Loans, L/C Interests, the Letters of Credit or its obligation to make Loans hereunder, then, within 15 days after receipt by the Borrower Representative of written demand by such Lender pursuant to Section 4.5, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its L/C Interests, the Letters of Credit or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the “Risk-Based Capital Guidelines” (as defined below) in the case of any Lender party hereto as of the date hereof, or in the case of any other Person that becomes a Lender hereunder, the date such Person becomes a Lender hereunder, excluding, for the avoidance of doubt, the effect of any phasing in of such Risk-Based Capital Guidelines or any other capital requirements passed prior to the date hereof, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement in the case of any Lender party hereto as of the date hereof, or in the case of any other Person that becomes a Lender hereunder, the date such Person becomes a Lender hereunder, and in any case having general applicability to all banks and financial institutions within the jurisdiction in which such Lender operates which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 4.3. Availability of Types of Advances. If (i) any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (x) deposits of a type and maturity appropriate to match fund Eurodollar Rate Advances are not available or (y) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such an Advance, then the Agent shall suspend the availability of the affected Type of Advance and, in the case of any occurrence set forth in clause (i) require any Advances of the affected Type to be repaid.

Section 4.4. Funding Indemnification. If any payment of a Eurodollar Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, conversion or otherwise, or a Eurodollar Rate Advance is not made on the date specified by the Borrower Representative for any reason other than default by the Lenders, the Borrowers, jointly and severally, agree to indemnify each Lender for any cost incurred by it resulting therefrom, including, without limitation, any cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Rate Advance.

Section 4.5. Lender Statements; Survival of Indemnity. If reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Rate Loans to reduce any liability of the Borrowers to such Lender under Sections 4.1 and 4.2 or to avoid the unavailability of a Type of Advance under Section 4.3, so long as such designation is not disadvantageous to such Lender. Each Lender requiring compensation pursuant to Section 2.15(E) or to this Article IV shall use its reasonable efforts to notify the Borrower Representative and the Agent in writing of any Change, law, policy, rule, guideline or directive giving rise to such demand for compensation not later than thirty (30) days following the date upon which the responsible account officer of such Lender knows or should have known of such Change, law, policy, rule, guideline or directive. Any demand for compensation pursuant to this Article IV shall be in writing and shall state the amount due, if any, under Section 4.1, 4.2 or 4.4 and shall set forth in reasonable detail the calculations upon which such Lender determined such amount provided that no Lender shall be entitled to compensation for periods prior to 90 days from the date written demand for compensation is made by such Lender hereunder. Such written demand shall be rebuttably presumed correct for all purposes. Determination of amounts payable under such Sections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. The obligations of the Borrowers under Sections 4.1, 4.2 and 4.4 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE V: CONDITIONS PRECEDENT

Section 5.1. Initial Advances and Letters of Credit. The Lenders shall not be required to make the initial Loans or issue any Letters of Credit unless the Borrowers have furnished to the Agent each of the following, with sufficient copies for the Lenders, all in form and substance satisfactory to the Agent, the Arranger and the Lenders:

(1) Copies of a certificate of existence or good standing, as applicable shall have been ordered for each Borrower and each Guarantor, certified by the appropriate governmental officer in its jurisdiction of organization;

(2) Copies, certified by the Secretary or Assistant Secretary of each Borrower and each Guarantor, of its respective articles of incorporation or articles of organization (together with all amendments thereto), by-laws or operating agreement and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents;

(3) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Borrower and each Guarantor, which shall identify by name and title and bear the signature of the officers of each Borrower and each Guarantor authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing such Borrower or Guarantor;

(4) Certificates, in form and substance satisfactory to the Agent, signed by the chief financial officer of the Borrower Representative, stating that on Closing Date, the Borrowers are in compliance with all financial covenants on a pro forma basis after giving effect to Closing Date draws;

(5) A written opinion of the Borrowers’ and Guarantors’ counsel, addressed to the Agent and the Lenders, addressing the issues identified in Exhibit F hereto containing assumptions and qualifications acceptable to the Agent and the Lenders;

(6) Notes payable to the order of each of the applicable Lenders;

(7) Evidence satisfactory to the Agent that there has been no material adverse change in the Borrowers’ business, operation, financial condition or properties since the Borrowers’ consolidated financial statements dated November 27, 2004;

(8) Evidence satisfactory to the Agent that there exists no injunction or temporary restraining order which, in the judgment of the Agent, would prohibit the making of the Loans or any litigation seeking such an injunction or restraining order;

(9) Written money transfer instructions reasonably requested by the Agent, addressed to the Agent and signed by an Authorized Officer of the Borrower Representative;

(10) Evidence satisfactory to the Agent that the Borrowers have paid to the Agent and the Arranger the fees agreed to in the fee letter dated December 20, 2004, among the Agent, the Arranger and the Borrowers and the fees due on the Closing Date which the Agent, the Arranger and the Borrowers have agreed to herein; and

(11) Such other documents as the Agent or any Lender or its counsel may have reasonably requested, including, without limitation all of the documents reflected on the List of Closing Documents attached as Exhibit G to this Agreement.

Section 5.2. Each Advance and Letter of Credit. The Lenders shall not be required to make any Advance or issue any Letter of Credit, unless on the applicable Borrowing Date, or in the case of a Letter of Credit, the date on which the Letter of Credit is to be issued:

(i) There exists no Default or Unmatured Default; and

(ii) The representations and warranties contained in Article VI are true and correct as of such Borrowing Date except (i) to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date or (ii) for changes in the Schedules to this Agreement reflecting transactions permitted by this Agreement.

Each Borrowing Notice with respect to each such Advance and the letter of credit application with respect to a Letter of Credit shall constitute a representation and warranty by the Borrowers, jointly and severally, that the conditions contained in Sections 5.2(i) and (ii) have been satisfied.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES

In order to induce the Agent and the Lenders to enter into this Agreement and to make the Loans and the other financial accommodations to the Borrowers and to issue the Letters of Credit described herein, the Borrowers, jointly and severally, represent and warrant as follows to each Lender and the Agent as of the Closing Date, and thereafter on each date as required by Section 5.2:

Section 6.1. Organization; Corporate Powers. Each Borrower and each of its Subsidiaries (i) is a corporation or limited liability company (as applicable) duly organized, validly existing and in existence under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite corporate or necessary power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted.

Section 6.2. Authority.

(A) Each Borrower and Guarantor has the requisite corporate or limited liability company power and authority to execute, deliver and perform each of the Loan Documents to which each is a party.

(B) The execution, delivery and performance of each of the Loan Documents which have been executed as required by this Agreement or otherwise on or prior to the Closing Date and to which any Borrower or any of its Subsidiaries is party, and the consummation of the transactions contemplated thereby, have been duly approved by the respective boards of directors and, if necessary, the shareholders or members of such Borrower and its Subsidiaries, and such approvals have not been rescinded. No other corporate or other necessary action or proceedings on the part of any Borrower or its Subsidiaries are necessary to consummate such transactions.

(C) Each of the Loan Documents to which any Borrower or any of its Subsidiaries is a party has been duly executed, and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally).

Section 6.3. No Conflict; Governmental Consents. The execution, delivery and performance of each of the Loan Documents to which any Borrower or any of its Subsidiaries is a party do not and will not (i) conflict with the certificate or articles of incorporation, articles of organization, by-laws or operating agreement, each as applicable, of such Borrower or any such Subsidiary, (ii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law (including, without limitation, any Environmental Property Transfer Act) or Contractual Obligation of any Borrower or any such Subsidiary, or require termination of any Contractual

Obligation, except such interference, breach, default or termination which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the property or assets of any Borrower or any such Subsidiary, other than Liens permitted by the Loan Documents, or (iv) require any approval of any Borrower’s or any such Subsidiary’s shareholders except such as have been obtained. The execution, delivery and performance of each of the Loan Documents to which any Borrower or any of its Subsidiaries is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, including under any Environmental Property Transfer Act, except filings, consents or notices which have been made, obtained or given, or which, if not made, obtained or given, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. Financial Statements. Except as otherwise disclosed on Schedule 6.4 hereof, complete and accurate copies of the following financial statements and the following related information have been delivered to the Agent: the balance sheet of the Parent and its Subsidiaries as at November 27, 2004, and the related consolidated statements of income, changes in stockholders’ equity and cash flows of the Parent and its Subsidiaries for the fiscal quarter then ended.

Section 6.5. No Material Adverse Change. (A) Since November 27, 2004 up to the Closing Date, there has occurred no material adverse change in the business, operations, financial condition or properties of the Borrowers and their Subsidiaries, taken as a whole or any other event which has had or could reasonably be expected to result in a Material Adverse Effect.

(B) Since the Closing Date, there has occurred no event which has had or could reasonably be expected to result in a Material Adverse Effect.

Section 6.6. Taxes. Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December, 1995. No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.

Section 6.7. Litigation; Loss Contingencies and Violations. Except as set forth in Schedule 6.7 to this Agreement, there is no action, suit, proceeding, arbitration or (to the Borrowers’ knowledge) investigation before or by any Governmental Authority or private arbitrator pending or, to the Borrowers’ knowledge, threatened against the Borrowers or any Borrower or any of its Subsidiaries or any property of any of them which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 6.7, there is no material loss contingency within the meaning of Agreement Accounting Principles which has not been reflected in the consolidated financial statements of the Borrowers prepared and delivered pursuant to Section 7.1(A). No Borrower nor any of their Subsidiaries is (A) in violation of any applicable Requirements of Law which violation could reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.

Section 6.8. Subsidiaries. Schedule 6.8 to this Agreement sets forth, as of the Closing Date, (i) the correct legal name and the jurisdiction of organization of each Subsidiary of the Parent or other Borrowers and (ii) the percentage of Capital Stock of each such Subsidiary owned by the Parent or other Subsidiary. The outstanding Capital Stock of each Subsidiary of the Parent is duly authorized, validly issued, fully paid and nonassessable and is not Margin Stock.

Section 6.9. ERISA; Plan Assets. Each Plan complies in all material respects with all applicable Requirements of Law and regulations, and none of the following has occurred that could reasonably be expected to have a Material Adverse Effect: a Termination Event with respect to any Benefit Plan; withdrawal, or taking actions to initiate withdrawal, by Borrower nor any other members of the Controlled Group from any Multiemployer Plan or other Benefit Plan maintained by more than one employer; or initiation of actions to reorganize or terminate any Benefit Plan. No Borrower or any other member of the Controlled Group maintains any Plan that provides welfare benefits to employees after termination of employment other than as required by Section 601 of ERISA. No Borrower or any other member of the Controlled Group has engaged in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to result in a Material Adverse Effect; and neither the execution of this Agreement nor the making of Loans hereunder give rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

Section 6.10. Accuracy of Information. The information, exhibits and reports furnished by or on behalf of the Borrowers and any of their Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents, and all certificates and documents delivered to the Agent and the Lenders pursuant to the terms thereof, taken as a whole, do not contain as of the date furnished any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

Section 6.11. Securities Activities. Margin Stock constitutes less than twenty-five percent (25%) of those assets of Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

Section 6.12. Material Agreements. No Borrower and none of the Borrowers’ Subsidiaries has received notice or has knowledge that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, or (ii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 6.13. Compliance with Laws. The Borrowers and their Subsidiaries are each in compliance with all Requirements of Law applicable to them and their respective businesses, in each case except to the extent where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

Section 6.14. Assets and Properties. Each Borrower and each of its Subsidiaries has good and marketable title to all of its material assets and properties (tangible and intangible, real or personal) owned by it or a valid leasehold interest in all of its material leased assets (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and all such assets and property are free and clear of all Liens, except Liens permitted under Section 7.3(C) and except for such assets as have been disposed of in a transaction not prohibited hereby.

Section 6.15. Statutory Indebtedness Restrictions. No Borrower and none of Borrowers’ Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Investment Company Act of 1940.

Section 6.16. Insurance. Each Borrower maintains insurance policies and programs reasonably consistent with prudent industry practice.

Section 6.17. Labor Matters. As of the Closing Date, no attempt to organize the employees of any Borrower, and no labor disputes, strikes or walkouts affecting the operations of any Borrower or any of Borrowers’ Subsidiaries, is pending, or, to the Borrowers’ knowledge, threatened, planned or contemplated which could reasonably be expected to result in a Material Adverse Effect.

Section 6.18. Environmental Matters. (A) Except as disclosed on Schedule 6.18 to this Agreement or that could not reasonably be expected to result in a Material Adverse Effect,

(i) the operations of the Borrowers and their Subsidiaries comply in all material respects with Environmental, Health or Safety Requirements of Law;

(ii) the Borrowers and their Subsidiaries have all permits, licenses or other authorizations required under Environmental, Health or Safety Requirements of Law and are in material compliance with such permits;

(iii) none of the Borrowers, none of their Subsidiaries and none of their respective present property or operations, or, to the best of, the Borrowers’ or any of its Subsidiaries’ knowledge, any of their respective past property or operations, have received written notice of, any investigation, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (A) any material violation of Environmental, Health or Safety Requirements of Law; (B) any remedial action; or (C) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(iv) there is not now, nor to the best of any Borrower’s or any of its Subsidiaries’ knowledge has there ever been on or in the property of the Borrowers or any of their Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material which in any such case could reasonably be expected to result in material liability for any Borrower or any of its Subsidiaries; and

(v) none of the Borrowers and none of their Subsidiaries has any material Contingent Obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(B) For purposes of this Section 6.18 “material” means any noncompliance or basis for liability which could reasonably be likely to subject the Borrowers or any Borrower to liability in excess of $15,000,000.

Section 6.19. Solvency. After giving effect to the (i) Loans to be made on the Closing Date or such other date as Loans requested hereunder are made and the consummation of the other transactions contemplated by this Agreement and (ii) the payment and accrual of all Transaction Costs with respect to the foregoing, the Borrowers and their Subsidiaries taken as a whole are Solvent.

Section 6.20. Reserved.

ARTICLE VII: COVENANTS

The Borrowers, jointly and severally, covenant and agree that so long as any Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than contingent indemnity obligations), unless the Required Lenders shall otherwise give prior written consent:

Section 7.1. Reporting. The Borrowers shall:

(A) Financial Reporting. Furnish to the Lenders:

(i) Quarterly Reports. Within forty-five (45) days after the end of each of the first three fiscal quarters of the Parent in each fiscal year, the Form 10-Q consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period, the related consolidated statements of income of the Parent and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter and the related consolidated statements of cash flows for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in each case, certified by the chief financial officer of the Parent on behalf of the Borrowers as fairly presenting the consolidated financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in accordance with Agreement Accounting Principles except for the omission of full footnotes which may be required under Agreement Accounting Principles, subject to normal year end adjustments.

(ii) Annual Reports. Within ninety (90) days after the end of each fiscal year, (a) the Form 10-K consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Parent and its Subsidiaries for such fiscal year, and in comparative form the corresponding figures for the previous fiscal year along with consolidating schedules in respect of the statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries, and (b) an audit report on the items listed in clause (a) hereof of independent certified public accountants of recognized national standing, which audit report shall be unqualified and shall state that such financial statements (other than the consolidating schedules which shall not be required to be certified by such accountants) fairly present the consolidated and consolidating financial position of the Parent and its Subsidiaries as at the dates indicated and the results of their operations and cash flows for the periods indicated in conformity with Agreement Accounting Principles. The deliveries made pursuant to this clause (ii) shall be accompanied by (x) any management letter prepared by the above-referenced accountants, and (y) a certificate of such accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default arising under Section 7.4 hereof, or if, in the opinion of such accountants, any such Default shall exist, stating the nature and status thereof.

Financial statements required to be delivered pursuant to Sections 7.1(A)(i) and (ii) (to the extent any such financial statements are included in materials otherwise filed with the Commission) and other financial statements, reports and notices required to be delivered pursuant to Section 7.1(G), in each case may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date that such financial statements (or the materials containing such financial statements) or other reports or notices are filed with the Commission.

(iii) Officer’s Certificate. Together with each delivery of any financial statement (a) pursuant to clauses (i), and (ii) of this Section 7.1(A), an Officer’s Certificate of the Borrower Representative on behalf of each Borrower, substantially in the form of Exhibit H attached hereto and made a part hereof, stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof and (b) pursuant to clauses (i) and (ii) of this Section 7.1(A), a compliance certificate, substantially in the form of Exhibit I attached hereto and made a part hereof, signed by the Chief Financial Officer or Treasurer of the Borrower Representative on behalf of each Borrower, setting forth calculations for the period then ended for Section 2.5(B), if applicable, and which demonstrate compliance, when applicable, with the provisions of Section 7.4.

(iv) Budgets; Business Plans; Financial Projections. Not later than thirty (30) days after the beginning of each fiscal year, a copy of the plan and forecast (including a projected balance sheet, income statement and a statement of cash flow) of the Parent and its Subsidiaries for the next succeeding fiscal year prepared in such detail as shall be reasonably satisfactory to the Agent.

(B) Notice of Default. Promptly upon any of the Authorized Officers of any Borrower obtaining knowledge (i) of any condition or event which constitutes a Default or Unmatured Default, or becoming aware that any Lender or Agent has given any written notice with respect to a claimed Default or Unmatured Default under this Agreement, or (ii) that any Person has given any written notice to any Borrower or any Subsidiary of the Borrowers or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.1(E), deliver to the Agent and the Lenders an Officer’s Certificate specifying (a) the nature and period of existence of any such claimed default, Default, Unmatured Default, condition or event, (b) the notice given or action taken by such Person in connection therewith, and (c) what action such Borrower has taken, is taking and proposes to take with respect thereto.

(C) Lawsuits. (i) Promptly upon any Borrower obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting any Borrower or any of Borrowers’ Subsidiaries or any property of any Borrower or any of its Subsidiaries not previously disclosed pursuant to Section 6.7, which action, suit, proceeding, governmental investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances which could, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, give written notice thereof to the Agent and the Lenders and provide such other information as may be reasonably available to it that would not violate any attorney client privilege by disclosure to the Lenders to enable each Lender and the Agent and its counsel to evaluate such matters.

(D) ERISA Notices. Deliver or cause to be delivered to the Agent and the Lenders, at the Borrower’s expense, the following information and notices as soon as reasonably possible, and in any event, as soon as possible and in any event within ten (10) days after any Borrower knows that any Termination Event or any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect, a statement, signed by the chief financial officer of the Parent, describing such Termination Event or prohibited transaction, and the action which the Borrowers propose to take with respect thereto.

(E) Labor Matters. Notify the Agent and the Lenders in writing, promptly upon any Borrower’s learning thereof, of (i) any material labor dispute to which such Borrower or any of its Subsidiaries may become a party, including, without limitation, any strikes, lockouts or other disputes relating to such Persons’ plants and other facilities and (ii) any material Worker Adjustment and Retraining Notification Act liability incurred with respect to the closing of any plant or other facility of any Borrower or any of its Subsidiaries, to the extent any of the foregoing could reasonably be expected to result in a Material Adverse Effect.

(F) Other Indebtedness. Deliver to the Agent a copy of any written notice of default or event of default received by any Borrower from the holders of funded Indebtedness in excess of $10,000,000 but not including intercompany Indebtedness.

(G) Other Reports. Deliver or cause to be delivered to the Agent and the Lenders copies of all financial statements, reports and notices, if any, filed with the Commission by such Borrower and all notifications received from the Commission by any Borrower or its Subsidiaries pursuant to the Securities Exchange Act of 1934 and the rules promulgated thereunder if such notifications or the developments described thereon could reasonably be expected to result in a Material Adverse Effect.

(H) Environmental Notices. As soon as possible and in any event within ten (10) days after receipt by any Borrower, a copy of (i) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release by the Borrower, any of its Subsidiaries, or any other Person of any Contaminant into the environment, and (ii) any notice alleging any violation of any Environmental, Health or Safety Requirements of Law by the Borrower or any of its Subsidiaries if, in either case, such notice or claim could, singly or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(I) Other Information. Promptly upon receiving a request therefor from the Agent, prepare and deliver to the Agent and the Lenders such other information with respect to the Borrowers or any Borrower, any of its Subsidiaries as from time to time may be reasonably requested by the Agent.

Section 7.2. Affirmative Covenants.

(A) Corporate Existence, Etc. Each Borrower shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate or company existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except (i) to the extent permitted by Section 7.3(I) or (ii) where the failure to maintain any such right or franchise could not reasonably be expected to result in a Material Adverse Effect.

(B) Corporate Powers; Conduct of Business. Each Borrower shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified will have or could reasonably be expected to have a Material Adverse Effect. Each Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted and in fields of enterprise which are substantially similar, related or incidental thereto.

(C) Compliance with Laws, Etc. Each Borrower shall, and shall cause its Subsidiaries to, (a) comply with all Requirements of Law, and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or obtain could not reasonably be expected to have a Material Adverse Effect.

(D) Payment of Taxes and Claims; Tax Consolidation. Each Borrower shall, and shall cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

(E) Insurance. Each Borrower shall maintain for itself and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect, the insurance policies and programs reasonably consistent with prudent industry practice and the Parent will furnish to the Agent upon request full information as to the insurance carried.

(F) Inspection of Property; Books and Records; Discussions. Each Borrower shall permit and cause each of such Borrower’s Subsidiaries to permit, any authorized representative(s) designated by the Agent (or if a Default has occurred, and/or any of the Lenders) to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and, with the consent of the Borrower (which will not be unreasonably withheld) or after a Default after notice to the Borrower, independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.

(G) ERISA Compliance. Each Borrower shall, and shall cause each of the Borrower’s Subsidiaries to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, and the governing documents for the respective Plans, except where such failure to establish, maintain or operate such Plans could not reasonably be expected to result in a Material Adverse Effect.

(H) Maintenance of Property. Each Borrower shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 7.2(H) shall prevent a Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its business or the business of any Subsidiary.

(I) Environmental Compliance. Each Borrower and its Subsidiaries shall comply with all Environmental, Health or Safety Requirements of Law, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(J) Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans to (i) repay existing Indebtedness, (ii) provide funds for the additional working capital needs and other general corporate purposes of the Borrowers, (iii) provide funds for the payment of fees and expenses incurred in connection with the negotiation and documentation of this Agreement and the Loan Documents and (iv) to finance Permitted Acquisitions.

(K) [Reserved].

(L) Addition of Guarantors. The Borrowers shall cause each wholly-owned domestic Subsidiary that is a Subsidiary of any Borrower as of the date of this Agreement (subject to Section 7.2(N)) or at any time thereafter, to deliver to the Agent an executed Guaranty and appropriate corporate resolutions, opinions and other documentation in form and substance reasonably satisfactory to the Agent, such Guaranty and other documentation to be delivered to the Agent within thirty (30) days of determination that a domestic Subsidiary needs to be added as a Guarantor.

(M) Insurance and Condemnation Proceeds. Promptly after the receipt of any Proceeds (as hereinafter defined), the Borrowers shall repair or replace the assets the loss or damage of which gave rise to such Proceeds; provided, however, that if on the date that is 360 days after the receipt by the Borrowers of the subject Proceeds, all such Proceeds have not been utilized to repair or replace the assets, the loss or damage of which give rise to such Proceeds, the Borrowers shall return any Proceeds not so used to repair or replace such assets to the Agent. The Agent shall apply the same to the principal amount of the Obligations outstanding at the time of such receipt. “Proceeds” herein means all proceeds payable by insurers under policies of property damage, boiler and machinery or payors of any condemnation claim or award.

(N) Post Closing Items. The Borrowers shall complete all items on Schedule 7.2(N) attached hereto and made a part hereof for all purposes, to the satisfaction of the Agent and the Lenders no later than thirty (30) days following the Closing Date.

Section 7.3. Negative Covenants.

(A) Indebtedness. Neither the Borrowers nor any of their Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(i) the Obligations;

(ii) Permitted Existing Indebtedness;

(iii) Indebtedness secured by a Lien permitted under Section 7.3(C);

(iv) Indebtedness arising from intercompany loans from (A) any Borrower or Guarantor to any other Borrower or Guarantor or (B) any Subsidiary that is not a Borrower or Guarantor to any other Subsidiary that is not a Borrower or Guarantor;

(v) Indebtedness of Parent and its Subsidiaries not exceeding in the aggregate ten percent (10%) of the Parent’s Consolidated Total Assets outstanding at any time;

(vi) Indebtedness to the extent permitted by Section 7.3(D);

(vii) Indebtedness with respect to surety, appeal and performance bonds obtained by any Borrower or any of its Subsidiaries in the ordinary course of business;

(viii) Indebtedness in respect of Hedging Obligations permitted under Section 7.3(P); and

(ix) Any Permitted Refinancing Indebtedness.

(B) Sales of Assets. No Borrower and none of Borrowers’ Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any property, whether now owned or hereafter acquired, except:

(i) sales of Inventory and discounts of accounts receivable, in each case in the ordinary course of business;

(ii) the disposition in the ordinary course of business of equipment that is obsolete, excess or no longer useful in any Borrower’s or the Subsidiary’s business;

(iii) the sale or other disposition of assets by any consolidated Subsidiary of any Borrower to another consolidated Subsidiary of such Borrower or by any consolidated Subsidiary of a Borrower to any other Borrower or by any Borrower to any other Borrower;

(iv) Sale and Leaseback Transactions as permitted by Section 7.3(J);

(v) Leases, sales or other dispositions of its property (exclusive of Sale and Leaseback Transactions) that, together with all other property of Parent and its Subsidiaries previously leased, sold or disposed of (other than Inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the property of Parent and its Subsidiaries; and

(vi) Leases, sales or other dispositions of its property (exclusive of Sale and Leaseback Transactions) that exceed the limitation set forth in Section 7.3(B)(v) above; provided, that (i) there then exists no Default or Unmatured Default and Parent provides the Agent a satisfactory pro forma Compliance Certificate showing compliance with all financial covenants, and (ii) the aggregate Revolving Loan Commitments are reduced by the excess of the Net Cash Proceeds received in connection with such disposition over the limitation in Section 7.3(B)(v).

(C) Liens. Neither the Borrowers nor any of their Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of their respective property or assets except:

(i) Permitted Existing Liens;

(ii) Customary Permitted Liens;

(iii) purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of a Borrower’s acquisition thereof) created in the ordinary course of business encumbering only the asset acquired and the proceeds thereof, and securing only the purchase price thereof;

(iv) Liens securing aggregate outstanding Indebtedness of the Parent and its Subsidiaries not exceeding at any time an amount equal to four percent (4%) of the Parent’s Consolidated Total Assets;

(v) Purchase money Liens upon Inventory created in the ordinary course of business encumbering only such Inventory acquired and the proceeds thereof, and securing only the purchase price thereof, provided, that the aggregate amount of such Inventory subject to Liens at any time does not exceed ten percent (10%) of the consolidated Inventory of the Parent and its Subsidiaries and the Indebtedness secured by such Inventory is not outstanding more than ninety (90) days;

(vi) Liens assumed by Borrower securing Indebtedness assumed in connection with a Permitted Acquisition; and

(vii) Any extensions, renewals, replacements and modifications of the foregoing permitted Liens (other than the Liens permitted pursuant to clause (v)) so long as the principal balance of the Indebtedness secured thereby is not increased.

In addition, no Borrower shall, nor shall it permit any Subsidiary to, enter into any agreement prohibiting the creation or assumption of any Lien upon its property, except for (A) this Agreement and the other Loan Documents; (B) any other Contractual Obligation in effect on the date hereof; (C) agreements evidencing Liens permitted under Sections 7.3(B)(iv)-(vii) that restrict the ability to further encumber the property secured thereby; (D) agreements governing Sale and Leaseback Transactions permitted hereby; (E) synthetic lease and similar agreements not prohibited hereby; (F) customary anti-assignment provisions in any contract or leasehold or ownership interest of a Borrower or any of its Subsidiaries; and (G) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture.

(D) Investments. Except to the extent permitted pursuant to paragraph (G) below, neither the Borrowers nor any of their Subsidiaries shall directly or indirectly make or own any Investment except:

(i) Investments in Cash Equivalents;

(ii) Permitted Existing Investments in an amount not greater than the amount thereof on the Closing Date;

(iii) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) Investments consisting of deposit accounts maintained in the ordinary course of business;

(v) Investments consisting of non-cash consideration from a sale, assignment, transfer, lease, conveyance or other disposition of property permitted by Section 7.3(B);

(vi) Investments consisting of intercompany loans permitted by Section 7.3(A)(iv);

(vii) Investments constituting Permitted Acquisitions; and

(viii) Additional Investments (valued at cost) not exceeding ten percent (10%) of Consolidated Tangible Net Worth in the aggregate outstanding at any one time.

(E) Reserved

(F) Restricted Payments. No Borrower nor any of Borrowers’ Subsidiaries shall declare or make any Restricted Payment unless no Default or Unmatured Default exists at the time of such Restricted Payment or would occur as a result of such Restricted Payment; provided, that, in any event, any Subsidiary of Parent may declare or make any dividend or distribution to the holders of its Equity Interests on a pro rata basis.

(G) Conduct of Business; Subsidiaries; Acquisitions. (i) Neither the Borrowers nor any of their Subsidiaries shall engage in any business other than the businesses engaged in by the Borrowers on the Closing Date and any business or activities which are substantially similar, related or incidental thereto.

(ii) No Borrower shall organize any Subsidiary (a “New Subsidiary”) after the date hereof pursuant to any transaction unless such transaction is not otherwise prohibited by this Agreement and the Borrowers cause each such New Subsidiary to deliver to the Agent the documents, instruments and agreements required pursuant to Section 7.2(L). After the formation of any New Subsidiary permitted hereunder, if requested by the Agent, the Borrower shall provide a supplement to Schedule 6.8 to this Agreement.

(iii) The Borrowers shall not and shall not permit any of their Subsidiaries to make any Acquisitions other than Acquisitions meeting all of the following requirements (each such Acquisition constituting a “Permitted Acquisition”):

(a) no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition or the incurrence of any Indebtedness in connection therewith;

(b) the businesses being acquired shall be substantially similar to the businesses or activities engaged in by the Borrowers on the Closing Date or any businesses or activities which are substantially similar, related or incidental thereto;

(c) after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness permitted by Section 7.3(A) in connection therewith, on a pro forma basis using historical financial statements obtained from the seller (with EBITDA adjusted solely to reflect (i) any expense or cost reductions which, in the reasonable and good faith judgment of Parent’s senior management, will result from the subject Acquisition (including, but not limited to, the effect of margin improvements); provided, that any such adjustments shall be subject to the approval of Agent in its reasonable judgment and (ii) transaction expenses arising from or in connection with the applicable Permitted Acquisition), broken down by fiscal quarter in the Parent’s reasonable judgment, as if the Acquisition and such incurrence or assumption of Indebtedness had occurred on the first day of the twelve-month period ending on the last day of the Parent’s most recently completed fiscal quarter, the Parent would have been in compliance with the financial covenant in Section 7.4(A), and would not otherwise be in Default; and

(d) prior to each such Acquisition with a purchase price (excluding assumed liabilities but not indebtedness for borrowed money) in excess of $50,000,000, the Borrowers shall deliver to the Agent and the Lenders a certificate from one of the Authorized Officers of Parent, demonstrating to the satisfaction of the Agent compliance with the requirements of subparagraph (c) above.

(H) Transactions with Affiliates. Neither the Borrowers nor any of their Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any of the Borrowers which is not the Parent or a Subsidiary of Parent, on terms that are less favorable to any Borrower or any of its Subsidiaries, as applicable, than those that might reasonably be obtained in an arm’s length transaction at the time from Persons who are not Affiliates, except for (i) Restricted Payments permitted by Section 7.3(F); (ii) Investments permitted by Section 7.3(D); (iii) reasonable fees and compensation paid to (including issuances and grant of securities and stock options, employment agreements and stock option and ownership plans for the benefit of), and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any Subsidiary of Parent as determined in good faith by Parent’s Board of Directors or senior management; (iv) any agreement as in effect as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Lenders, taken as a whole, as determined in good faith by Parent’s Board of Directors, in any material respect than the original agreement as in effect on the Closing Date); (v) loans or advances to employees and officers of Parent and its Subsidiaries in the ordinary course of business; and (vi) any transaction involving Spike’s Holdings, LLC.

(I) Restriction on Fundamental Changes. Neither the Borrowers nor any of their Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of any Borrower’s or any such Subsidiary’s business or property, whether now or hereafter acquired, except (i) transactions permitted under Sections 7.3(B) or 7.3(G), (ii) that a Borrower may merge or consolidate with or into another Borrower, (iii) any Subsidiary that is not a Borrower may merge with and into a Borrower, (iv) any Subsidiary that is not a Borrower may be liquidated, wound-up or dissolved and (v) that any merger or consolidation effected to cause the reincorporation of a Subsidiary of a Borrower in the State of Indiana shall be permitted.

(J) Sales and Leasebacks. Parent will not, nor will it permit any Subsidiary to, enter into any Sale and Leaseback Transaction which, when combined with all other Sale and Leaseback Transactions entered into by Parent and its Subsidiaries at any one time, would result in the aggregate sale proceeds to exceed a Substantial Portion.

(K) Margin Regulations. Neither the Borrowers nor any of their Subsidiaries, shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock in a manner that violates Regulations T, U or X of the Federal Reserve Board.

(L) ERISA. The Borrowers shall not

(i) engage, or permit any of its Subsidiaries to engage, with respect a Plan in any non-exempt prohibited transaction (as described in Sections 406 of ERISA or 4975 of the Code) that could reasonably be expected to result in a Material Adverse Effect;

(ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code) of $15,000,000 or more, with respect to any Benefit Plan, whether or not waived;

(iii) permit to occur any Termination Event that could reasonably be expected to result in a Material Adverse Effect;

(iv) fail to make any material contribution or payment to any Multiemployer Plan which any Borrower or any Controlled Group member may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto and such failure could reasonably be expected to result in a Material Adverse Effect; or

(v) fail, or permit any Controlled Group member to fail, to pay any required installment or any other material payment required under Section 412 of the Code on or before the due date for such installment or other payment and such failure could reasonably be expected to result in a Material Adverse Effect.

(M) Organizational Documents. Neither the Borrowers nor any of their Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Articles or Certificates of Incorporation, By-Laws, Articles of Organization or Operating Agreements as applicable, as in effect on the date hereof in any manner that could reasonably be expected to result in a Material Adverse Effect.

(N) Fiscal Year. The Borrowers will not, and will not permit any Subsidiary to, change its fiscal year or any of its significant accounting policies, except to the extent necessary to comply with Agreement Accounting Principles or as necessary to change the fiscal year of Persons acquired in a permitted Acquisition to the fiscal year of Parent.

(O) Subsidiary Covenants. The Borrowers will not, and will not permit any Subsidiary to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to pay dividends or make any other distribution on its stock, pay any Indebtedness or other Obligation owed to a Borrower or any other Subsidiary or make loans or advances or other Investments in any Borrower or any other Subsidiary except for any encumbrances or restrictions existing under or by reason of: (1) applicable law, rule, regulation or order (including agreements with regulatory authorities); (2) this Agreement or the other Loan Documents; (3) customary net worth provisions of any lease, license or other contract; (4) any agreement or other instrument of a Person acquired by Parent or a Subsidiary in an Acquisition permitted hereby and that was in existence at the time of such Acquisition, but not created in contemplation thereof, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired; (5) agreements existing on the Closing Date to the extent and in the manner such agreements are in effect on the Closing Date; (6) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the assets or Capital Stock of such Subsidiary; (7) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture; or (8) an agreement governing Indebtedness incurred to refinance or replace the Indebtedness issued, assume or incurred pursuant to an agreement referred to in clause (2), (4) or (6) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not, in the aggregate, materially less favorable, taken as a whole, to Parent as determined by the Board of Directors of Parent in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4) or (6).

(P) Hedging Obligations. The Borrowers shall not and shall not permit any of their Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements evidencing Hedging Obligations, other than interest rate, foreign currency or commodity exchange, swap, collar, cap or similar agreements entered into by a Borrower in the ordinary course of its business and not for speculative purposes (the documents and instruments governing such Hedging Obligations, the “Hedging Agreements”).

(Q) Reserved.

(R) Reserved.

(S) Reserved.

(T) Names. Not change the name of, or the location of the chief executive office of, any Borrower without at least ten (10) Business Days prior written notice to the Agent.

(U) Prepayment. Not voluntarily prepay any Indebtedness that is subordinated in right of payment to the Obligations except in accordance with the subordination provisions governing such Indebtedness or pursuant to any refinancing or replacement of such Indebtedness permitted hereby.

Section 7.4. Financial Covenants. The Borrowers shall comply with the following:

(A) Maximum Leverage Ratio. The Borrowers shall not permit the Leverage Ratio to be greater than 4.0 to 1.0, as of the last day of each fiscal quarter. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical financial statements obtained from the seller (with EBITDA adjusted solely to reflect (i) any expense and cost reductions which in the reasonable and good faith judgment of Parent’s senior management, will result from the subject Acquisition (including, but not limited to, the effect of margin improvements) and (ii) transaction expenses arising from or in connection with the applicable Permitted Acquisition), broken down by fiscal quarter in the Borrowers’ reasonable judgment.

(B) Minimum Consolidated Tangible Net Worth. The Borrowers shall not permit Parent’s Consolidated Tangible Net Worth at any time to be less than the sum of (a) $286,240,000, plus (b) fifty percent (50%) of cumulative Net Income for each fiscal quarter ending on and after the Closing Date, with no deduction for losses.

ARTICLE VIII: DEFAULTS

Section 8.1. Defaults. Each of the following occurrences shall constitute a Default under this Agreement:

(A) Failure to Make Payments When Due. The Borrowers or any Borrower shall (i) fail to pay when due any of the Obligations consisting of principal with respect to the Loans or (ii) shall fail to pay within five (5) Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents.

(B) Breach of Certain Covenants. Any Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on such Borrower under:

(i) Section 7.1(C) through and including 7.1(I) and such failure shall continue unremedied for ten (10) Business Days after written notice from the Agent or any Lender;

(ii) Sections 7.1(A), 7.1(B), 7.2(G), 7.2(I) through and including 7.2(L) and such failure shall continue unremedied for five (5) Business Days after written notice from the Agent or any Lender; or

(iii) Sections 7.2(M), 7.2(N), 7.3 or 7.4.

(C) Breach of Representation or Warranty. Any representation or warranty made or deemed made by any Borrower or any Subsidiary of any Borrower to the Agent or any Lender herein or in any of the other Loan Documents or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made (or deemed made).

(D) Other Defaults. Any Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as covered by paragraphs (A), (B) or (C) of this Section 8.1), or any Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any of the other Loan Documents, and such default shall continue for thirty (30) days after written notice from the Agent or any Lender.

(E) Default as to Other Indebtedness. The Borrowers, any Borrower or any of their Subsidiaries shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Indebtedness the outstanding principal amount of which Indebtedness is in excess of $15,000,000 in the aggregate (“Cross Default Indebtedness”), or any breach, default or event of default shall occur, or any other condition shall exist under any instrument, agreement or indenture pertaining to any such Cross Default Indebtedness, if the effect thereof is to cause an acceleration, mandatory redemption, a requirement that the Borrowers or any Borrower offer to purchase such Cross Default Indebtedness or other required repurchase of such Cross Default Indebtedness, or permit the holder(s) of such Cross Default Indebtedness to accelerate the maturity of any such Cross Default Indebtedness or require a redemption or other repurchase of such Cross Default Indebtedness; or any such Cross Default Indebtedness shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrowers, any Borrowers, any Borrower or any of their Subsidiaries (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

(F) Involuntary Bankruptcy; Appointment of Receiver, Etc.

(i) An involuntary case shall be commenced against any Borrower or any of the Borrowers’ Subsidiaries and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Borrower or any of the Borrowers’ Subsidiaries in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Borrower or any of the Borrowers’ Subsidiaries or over all or a substantial part of the property of any Borrower or any of the Borrowers’ Subsidiaries shall be entered; or an interim receiver, trustee or other custodian of any Borrower or any of the Borrowers’ Subsidiaries or of all or a substantial part of the property of any Borrower or any of the Borrowers’ Subsidiaries shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of any Borrower or any of the Borrowers’ Subsidiaries shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance.

(G) Voluntary Bankruptcy; Appointment of Receiver, Etc. Any Borrower or any of the Borrower’s Subsidiaries shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors or (v) take any corporate or company action to authorize any of the foregoing.

(H) Judgments and Attachments. Any money judgment(s) (other than a money judgment covered by insurance), writ or warrant of attachment, or similar process against the Borrowers, any Borrower or any of Borrowers’ Subsidiaries or any of their respective assets involving in any single case an amount in excess of $15,000,000 is or are entered and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days.

(I) Dissolution. Any order, judgment or decree shall be entered against any Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or any Borrower shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

(J) Loan Documents. At any time, for any reason, any Loan Document as a whole that materially affects the ability of the Agent or any of the Lenders to enforce the Obligations ceases to be in full force and effect, or any Borrower seeks to repudiate its obligations thereunder.

(K) ERISA. (i) Any Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and such reorganization or termination could reasonably be expected to have a Material Adverse Effect.

(ii) The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $15,000,000, or any Termination Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

(iii) Any Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by any Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $15,000,000.

(L) Change of Control. A Change of Control shall occur.

(M) Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke or refuse to perform any of its payment obligations under the applicable guarantee agreement.

(N) [Reserved]

(O) Environmental Matters. The Borrowers or any of their Subsidiaries shall be the subject of any proceeding or investigation pertaining to (i) the Release by any Borrower or any of its Subsidiaries of any Contaminant into the environment, (ii) the liability of any Borrower or any of its Subsidiaries arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental, Health or Safety Requirements of Law which by the Borrowers or any of their Subsidiaries, which, in any case, has or is reasonably likely to result in a Material Adverse Effect.

A Default shall be deemed “continuing” until cured or until waived in writing in accordance with Section 9.3.

ARTICLE IX: ACCELERATION, DEFAULTING LENDERS;

WAIVERS, AMENDMENTS AND REMEDIES

Section 9.1. Termination of Commitments; Acceleration. If any Default described in Section 8.1(F) or 8.1(G) occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders may terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers expressly waive.

Section 9.2. Defaulting Lender. In the event that any Lender fails to fund its applicable Pro Rata Share of any Advance requested or deemed requested by the Borrowers (or requested by an Issuing Bank or the Swing Line Bank in connection with the participation in Letters of Credit or Swing Line Loans), which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Advance being hereinafter referred to as a “Non Pro Rata Loan”), until the earlier of such Lender’s cure of such failure and the termination of the Revolving Loan Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrowers and otherwise required to be applied to such Lender’s share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrowers (or Issuing Bank or Swing Line Bank, as applicable) by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

(i) the foregoing provisions of this Section 9.2 shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 2.10;

(ii) any such Lender shall be deemed to have cured its failure to fund its applicable Pro Rata Share of any Advance at such time as an amount equal to such Lender’s original applicable Pro Rata Share of the requested principal portion of such Advance is fully funded to the Borrowers (or Issuing Bank or Swing Line Bank, as applicable), whether made by such Lender itself or by operation of the terms of this Section 9.2, and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

(iii) amounts advanced to the Borrowers to cure, in full or in part, any such Lender’s failure to fund its applicable Pro Rata Share of any Advance (“Cure Loans”) shall bear interest at the rate applicable to Floating Rate Loans in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Floating Rate Loans;

(iv) regardless of whether or not a Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Agreement, would be applied to the outstanding Floating Rate Loans shall be applied first, ratably to all Floating Rate Loans constituting Non Pro Rata Loans, second, ratably to Floating Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Floating Rate Loans constituting Cure Loans;

(v) for so long as and until the earlier of any such Lender’s cure of the failure to fund its applicable Pro Rata Share of any Advance and the termination of the Revolving Loan Commitments, the term “Required Lenders” for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Advance have not been so cured) whose applicable Pro Rata Shares represent greater than or equal to fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

(vi) for so long as and until any such Lender’s failure to fund its Revolving Loan Pro Rata Share of any Advance is cured in accordance with Section 9.2(ii), (A) such Lender shall not be entitled to any commitment fees with respect to its Revolving Loan Commitment, and (B) such Lender shall not be entitled to any letter of credit fees, which commitment fees and letter of credit fees shall accrue in favor of the Lenders which have funded their respective applicable Pro Rata Share of such requested Advance, shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments, and shall be calculated based upon the average amount by which the aggregate Revolving Loan Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising with respect to undrawn and outstanding Letters of Credit and Swing Line Loans.

Section 9.3. Amendments. Subject to the provisions of this Article IX, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i) Postpone or extend the Revolving Loan Termination Date or any other date fixed for any payment of principal of, or interest on, the Loans, the Reimbursement Obligations or any fees or other amounts payable to such Lender (except with respect to (a) any modifications of the provisions relating to prepayments of Loans and other Obligations and (b) a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof.

(ii) Reduce the principal amount of any Loans or L/C Obligations, or reduce the rate or extend the time of payment of interest or fees thereon.

(iii) Reduce the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters.

(iv) Increase the amount of the Revolving Loan Commitment of any Lender hereunder.

(v) Permit any Borrower to assign its rights under this Agreement.

(vi) Release any Guarantor or a significant portion of the Collateral.

(vii) Amend this Section 9.3.

No amendment of any provision of this Agreement relating to (a) the Agent shall be effective without the written consent of the Agent, and (b) Swing Line Loans shall be effective without the written consent of the Swing Line Bank. The Agent may waive payment of the fee required under Section 13.3(B) without obtaining the consent of any of the Lenders.

Section 9.4. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan or the issuance of a Letter of Credit notwithstanding the existence of a Default or the inability of the Borrowers to satisfy the conditions precedent to such Loan or issuance of such Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 9.3, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE X: GENERAL PROVISIONS

Section 10.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.

Section 10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrowers or any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.3. Reserved.

Section 10.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.5. Entire Agreement. This Agreement and the Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

Section 10.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other Lender (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

Section 10.7. Expenses; Indemnification.

(A) Expenses. The Borrowers, jointly and severally, agree to reimburse the Agent and the Arranger for any reasonable costs, charges for internal legal services and out-of-pocket expenses

(including attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agent, which attorneys and paralegals may be employees of the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents, subject to any limitations in the fee letter and commitment documents issued in connection with this Agreement. The Borrowers also, jointly and severally, agree to reimburse the Agent and the Arranger and the Lenders for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees and time charges of attorneys and paralegals for the Agent and the Arranger and the Lenders, which attorneys and paralegals may be employees of the Agent or the Arranger or the Lenders) paid or incurred by the Agent or the Arranger or any Lender in connection with the collection of the Obligations and enforcement of the Loan Documents. In addition to expenses set forth above, the Borrowers, jointly and severally, agree to reimburse the Agent, promptly after the Agent’s request therefor, for each audit, or other business analysis performed by or for the benefit of the Lenders in connection with this Agreement or the other Loan Documents in an amount equal to the Agent’s then customary charges for each person employed to perform such audit or analysis, plus all costs and expenses (including without limitation, travel expenses) incurred by the Agent in the performance of such audit or analysis. Agent shall provide the Borrower Representative with a statement of all reimbursements requested under this Section 10.7(A).

(B) Indemnity. The Borrowers, jointly and severally, further agree to defend, protect, indemnify, and hold harmless the Agent, the Arranger and each and all of the Lenders and each their respective Affiliates, and each of such Agent’s, Arranger’s, Lender’s, or Affiliate’s respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(i) this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Loans, and the issuance of and participation in Letters of Credit hereunder, the management of such Loans or Letters of Credit, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents; or

(ii) any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental, Health or Safety Requirements of Law arising from or in connection with the past, present or future operations of the Borrowers, their Subsidiaries or any of their respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of the Borrowers or their Subsidiaries, the presence of asbestos-containing materials at any respective property of the Borrowers or there Subsidiaries or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”);

provided, however, the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or Gross Negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(C) Waiver of Certain Claims. The Borrowers, jointly and severally, further agree not to assert claims against any of the Indemnitees on any theory of liability for consequential, special, indirect, exemplary or punitive damages.

(D) Survival of Agreements. The obligations and agreements of the Borrowers under this Section 10.7 shall survive the termination of this Agreement.

Section 10.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

Section 10.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Borrowers with the agreement of their independent public accountants and such changes result in a change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into with respect to any Accounting Changes, all references to this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

Section 10.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.11. Nonliability of Lenders. The relationship between the Borrowers and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers, any Borrower or the Borrower Representative. Neither the Agent nor any Lender undertakes any responsibility to any Borrower or the Borrower Representative to review or inform any Borrower or the Borrower Representative of any matter in connection with any phase of the Borrowers’ business or operations.

Section 10.12. GOVERNING LAW. ANY DISPUTE BETWEEN ANY BORROWER OR THE BORROWER REPRESENTATIVE AND THE AGENT OR THE ARRANGER OR ANY LENDER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF INDIANA.

Section 10.13. CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION (B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, MAY BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN INDIANAPOLIS, INDIANA, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF INDIANAPOLIS, INDIANA. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION (A) ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(B) OTHER JURISDICTIONS. THE BORROWERS AGREE THAT THE AGENT, OR ANY LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST ANY BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER A BORROWER OR (2) REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON ANY SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. EACH BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION (B).

(C) VENUE. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

(D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN

CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(E) WAIVER OF BOND. EACH OF THE BORROWERS AND SUBSIDIARIES WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 10.13, WITH ITS COUNSEL.

Section 10.14. Subordination of Intercompany Indebtedness. Each of the Borrowers, jointly and severally, agrees that any and all claims of any of them against the other or against any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any other, all rights, liens and security interests of any Borrower, whether now or hereafter arising and howsoever existing, in any assets of any other Borrower shall be and are subordinated to the rights of the Lenders, or other holders of Obligations and the Agent in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrower Parties and the Lenders and other holders of Obligations have been terminated. If all or any part of the assets of any Borrower, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Borrower, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Borrower is dissolved or if substantially all of the assets of any Borrower are sold, then, and in any such event, any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any such Borrower to any other Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied. Each Borrower irrevocably authorizes and empowers the Agent to demand, sue for, collect and receive every such payment or distribution and give acquittance therefor and to make and present for and on behalf of the applicable Borrower such proofs of claim and take such other action, in the Agent’s own name or in the name of the applicable Borrower or otherwise, as the Agent may deem necessary or advisable for the enforcement of this Section 10.14. The Agent may vote such proofs of claim in any such proceeding, receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued and apply the same on account of any of the Obligations. Should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Intercompany Indebtedness on or after the acceleration of the

Obligations but prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements among the Borrower Parties and the Lenders and other holders of Obligations, the applicable Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Lenders and other holders of Obligations and shall forthwith deliver the same to the Agent, for the benefit of the Lenders and other holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Borrower, as applicable, as the property of the Lenders and other holders of Obligations. If any Borrower fails to make any such endorsement or assignment to the Agent, the Agent or any of its officers or employees are irrevocably authorized to make the same. The Borrower Parties agree that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements among the Borrower Parties and the Lenders and other holders of Obligations have been terminated, the Borrower Parties will not assign or transfer to any Person (other than the Agent or another Borrower) any claim such Borrower has or may have against any other Borrower.

Section 10.15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE XI: THE AGENT

Section 11.1. Appointment; Nature of Relationship. National City Bank is appointed by the Lenders as the Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement and that the Agent is merely acting as the representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not assume any fiduciary duties to any of the Lenders, (ii) is an “agent” of the Lenders within the meaning of Section 9-102 (72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender waives.

Section 11.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties or fiduciary duties to the Lenders, or any obligation to the Lenders to take any action hereunder or under any of the other Loan Documents except any action specifically provided by the Loan Documents required to be taken by the Agent.

Section 11.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is found in a final judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence, willful misconduct or breach of contract of such Person.

Section 11.4. No Responsibility for Loans, Creditworthiness, Recitals, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article V, except receipt of items required to be delivered solely to the Agent; (iv) the existence or possible existence of any Default or Unmatured Default or (v) the validity, effectiveness or genuineness of any Loan Document, for the perfection or priority of the Liens on any of the Collateral, or any other instrument or writing furnished in connection therewith. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or in any of the other Loan Documents, or for the execution, effectiveness, genuineness, validity, legality, enforceability, collectibility, or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of any guarantor of any or all of the Obligations, the Borrower or any of its Subsidiaries.

Section 11.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or to the extent expressly required by this Agreement, the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 11.6. Employment of Agents and Counsel. The Agent may execute any of its duties as the Agent hereunder and under any other Loan Document by or through employees, agents, and attorney-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

Section 11.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

Section 11.8. The Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Revolving Loan Commitments (i) for any amounts, which are not unreasonable or excessive, not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other reasonable expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or any reasonable costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have arisen solely from the Gross Negligence or willful misconduct of the Agent.

Section 11.9. Rights as a Lender. With respect to its Revolving Loan Commitment, Loans made by it and the Notes issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrowers or any of their Subsidiaries in which such Person is not prohibited hereby from engaging with any other Person.

Section 11.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

Section 11.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent’s giving notice of resignation, then the retiring Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding anything herein to the contrary, so long as no Default has occurred and is continuing, each such successor Agent shall be subject to approval by the Borrower Representative, which approval shall not be unreasonably withheld. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

Section 11.12. Guaranty Matters. The Lenders and the Issuing Banks irrevocably authorize the Agent (a) to release any Borrower (other than the Parent) or Guarantor from its obligations under the Loan Documents to which such Person is party if such Person ceases to be a Subsidiary of the Parent as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any such Borrower or Guarantor from its obligations under the Loan Documents to which such Person is party pursuant to this Section 11.12. In each case as specified in this Section 11.12, the Agent will, at the Borrowers’ expense, execute and deliver to the applicable Borrower or Guarantor such documents as such Person may reasonably request to evidence the release of such Person from its obligations under the Loan Documents to which it is a party.

ARTICLE XII: SETOFF; RATABLE PAYMENTS

Section 12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any indebtedness from any Lender to the Borrowers (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

Section 12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 4.1, 4.2 or 4.4) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligation or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to the obligations owing to them. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

Section 12.3. Application of Payments. Subject to the provisions of Section 9.2, the Agent shall, unless otherwise specified at the direction of the Required Lenders which direction shall be consistent with the last sentence of this Section 12.3, apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

(A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

(B) second, to pay interest on and then principal of any advance made under Section 10.3 for which the Agent has not then been paid by the Borrowers or reimbursed by the Lenders;

(C) third, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

(D) fourth, to pay Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the issuer(s) of Letters of Credit;

(E) fifth, to pay interest due in respect of Swing Line Loans;

(F) sixth, to pay interest due in respect of Loans (other than Swing Line Loans) and L/C Obligations;

(G) seventh, to the ratable payment or prepayment of principal outstanding on Swing Line Loans;

(H) eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations and Hedging Obligations under Interest Rate Agreements in such order as the Agent may determine in its sole discretion;

(I) ninth, to provide required cash collateral, if required pursuant to Section 3.11 and

(J) tenth, to the ratable payment of all other Obligations.

Unless otherwise designated (which designation shall only be applicable prior to the occurrence of a Default) by the Borrowers, all principal payments in respect of Loans (other than Swing Line Loans) shall be applied first, to repay outstanding Floating Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid or prepaid prior to those which have later expiring Interest Periods. The order of priority set forth in this Section 12.3 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Swing Line Bank and the issuer(s) of Letters of Credit as among themselves. The order of priority set forth in clauses (D) through (J) of this Section 12.3 may at any time and from time to time be changed by the Required Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person; provided, that the order of priority of payments in respect of Swing Line Loans may be changed only with the prior written consent of the Swing Line Bank. The order of priority set forth in clauses (A) through (C) of this Section 12.3 may be changed only with the prior written consent of the Agent.

Section 12.4. Relations Among Lenders.

(A) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.1, the proceeds of which are applied in accordance with this Agreement, and except for the termination of any Interest Rate Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

(B) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. The Agent shall have the exclusive right on behalf of the Lenders to enforce on the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

ARTICLE XIII: BENEFIT OF AGREEMENT;

ASSIGNMENTS; PARTICIPATIONS

Section 13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (i) the Borrowers shall not have the right to assign all or a portion of their respective rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 13.3 hereof. Notwithstanding clause (ii) of this Section 13.1, any Lender may at any time, without the consent of the Borrowers or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.3 hereof in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.2. Participations.

(A) Permitted Participants; Effect. Subject to the terms set forth in this Section 13.2, any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Revolving Loan Commitment of such Lender, any L/C Interest of such Lender or any other interest of such Lender under the Loan Documents on a pro rata or non-pro rata basis, provided that no such participation may be effected if such participation would increase Borrowers’ liability for Taxes or Other Taxes. Notice of such participation to the Borrower and the Agent shall be required prior to any participation becoming effective with respect to a Participant which is not a Lender or an Affiliate thereof. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents except that, for purposes of Article IV hereof, the Participants shall be entitled to the same rights as if they were Lenders.

(B) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Revolving Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable pursuant to the terms of this Agreement with respect to any such Loan or Revolving Loan Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan or Revolving Loan Commitment.

(C) Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 hereof in respect to its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 hereof with respect to the amount of participating interests sold to each Participant except to the extent such Participant exercises its right of setoff. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender.

Section 13.3. Assignments.

(A) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other “accredited investors” (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Loan Commitment, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with the provisions of this Section 13.3. Each assignment shall be of a constant, and not a varying, ratable percentage of all of the assigning Lender’s rights and obligations under this Agreement. Such assignment shall be substantially in the form of Exhibit E hereto and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or, without the prior written consent of the Agent, involves loans and commitments in an aggregate amount of at least $5,000,000 (which minimum amount may be waived by the Required Lenders after the occurrence of a Default or Unmatured Event of Default). The consent of the Agent and, prior to the occurrence of a Default or Unmatured Default, the Borrowers (which consent, in each such case, shall not be unreasonably withheld unless as a result of such assignment Borrowers would be subject to any increased liability for Taxes or Other Taxes in which case Borrowers’ consent to any such assignment shall be required and may be withheld in its sole discretion), shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof.

(B) Effect; Effective Date. Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Appendix I to Exhibit E hereto (a “Notice of Assignment”), together with any consent required by Section 13.3.(A) hereof, and (ii), in the case of an assignment to a Purchaser which is not a Lender or an Affiliate thereof, payment of a $5,000 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment, Loans and L/C Obligations under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Revolving Loan Commitment, Loans and Letter of Credit participations assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3(B), the transferor Lender, the Agent and the Borrowers shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Loan Commitment, as adjusted pursuant to such assignment.

(C) The Register. The Agent shall maintain at its address referred to in Section 14.1 a copy of each assignment delivered to and accepted by it pursuant to this Section 13.3 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 13.3. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers and each of their Subsidiaries, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower Representative or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 13.4. Confidentiality. Subject to Section 13.5, the Agent and the Lenders shall hold all information obtained pursuant to the requirements of this Agreement (unless such information is clearly identified as publicly available information) in accordance with such Person’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective Transferee in connection with the contemplated participation or assignment or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such Transferee to agree (and require any of its Transferees to agree) to comply with this Section 13.4. In no event shall the Agent or any Lender be obligated or required to return any materials furnished by the Borrowers; provided, however, each prospective Transferee shall be required to agree that if it does not become a participant or assignee it shall return all materials furnished to it by or on behalf of the Borrowers in connection with this Agreement.

Section 13.5. Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the Borrower and its Subsidiaries; provided that prior to any such disclosure, such prospective Transferee shall agree to preserve in accordance with Section 13.4 the confidentiality of any confidential information described therein.

ARTICLE XIV: NOTICES

Section 14.1. Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes).

Section 14.2. Change of Address. The Borrowers, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV: BORROWER REPRESENTATIVE

Each Borrower hereby appoints the Borrower Representative as its agent to act as specified herein and authorizes the Borrower Representative to take such action and perform such duties on such Borrower’s behalf as are specified in this Agreement and the other Loan Documents to be taken or performed by the Borrower Representative, and to exercise such powers, take such actions and perform such duties as are reasonably incidental thereto.

ARTICLE XVI: COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

ARTICLE XVII: USA PATRIOT ACT

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

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IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

THE FINISH LINE, INC.,
as a Borrower and as Borrower Representative

By:	/s/ GARY D. COHEN
Name:	Gary D. Cohen
Title:	Executive Vice President, General Counsel and Secretary

Address:	3308 North Mitthoeffer Road
Indianapolis, Indiana 46235

Attention: Steven J. Schneider
Telephone No.:
Facsimile No.: 317-895-2884

THE FINISH LINE USA, INC.,
as a Borrower

By:	/s/ GARY D. COHEN
Name:	Gary D. Cohen
Title:	Executive Vice President, General Counsel and Secretary

Address:	3308 North Mitthoeffer Road
Indianapolis, Indiana 46235

Attention: Steven J. Schneider
Telephone No.:
Facsimile No.: 317-895-2884

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Credit Agreement

FINISH LINE TRANSPORTATION CO., INC.,
as a Borrower

By:	/s/ GARY D. COHEN
Name:	Gary D. Cohen
Title:	Executive Vice President, General Counsel and Secretary

Address:	3308 North Mitthoeffer Road
Indianapolis, Indiana 46235

Attention: Steven J. Schneider
Telephone No.:
Facsimile No.: 317-895-2884

THE FINISH LINE DISTRIBUTION, INC.,
as a Borrower

By:	/s/ GARY D. COHEN
Name:	Gary D. Cohen
Title:	Executive Vice President, General Counsel and Secretary

Address:	3308 North Mitthoeffer Road
Indianapolis, Indiana 46235

Attention: Steven J. Schneider
Telephone No.:
Facsimile No.: 317-895-2884

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Credit Agreement

NATIONAL CITY BANK OF INDIANA,
as Agent, as Arranger, as a Lender, as an Issuing
Bank and as the Swing Line Bank

By:	/s/ THOMAS R. GROH
Name:	Thomas R. Groh
Title:	Senior Vice President

Address:	National City Bank of Indiana
Suite 200 E
One National City Center
Indianapolis, Indiana 46255

Attention: Thomas R. Groh
Telephone No.: 317-267-7422
Facsimile No.: 317-267-8899

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Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ JONATHAN M. PHILLIPS
Name:	Jonathan M. Phillips
Title:	Vice President

Address:	Bank of America, N.A.
IL-231-06-40
231 S. LaSalle Street
Chicago, Illinois 60697

Attention: Jonathan M. Phillips
Telephone No.: 312-828-8997
Facsimile No.: 312-974-0333

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Credit Agreement

THE NORTHERN TRUST COMPANY,
as a Lender

By:	/s/ CARYN GRANT
Name:	Caryn Grant
Title:	Senior Vice President

Address:	The Northern Trust Company
50 South LaSalle Street, B-2
Chicago, Illinois 60675

Attention: Jared T. Hall
Telephone No.: 312-444-4051
Facsimile No.: 312-444-7028

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Credit Agreement

UNION PLANTERS BANK, NA,
as a Lender

By:	/s/ JOSEPH C. HOWARTH
Name:	Joseph C. Howarth
Title:	Vice President

Address:	Regions Bank
One Indiana Square
Suite 227
Indianapolis, Indiana 46204

Attention: Joseph C. Howarth
Telephone No.: 317-221-6091
Facsimile No.: 317-221-6120

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Credit Agreement

LASALLE BANK, N.A.,
as a Lender

By:	/s/ ANDREW CRASK
Name:	Andrew Crask
Title:	Assistant Vice President

Address:	LaSalle Bank, N.A.
30 South Meridian Street
Suite 800
Indianapolis, Indiana 46204

Attention: Andrew Crask
Telephone No.: 317-916-2227
Facsimile No.: 317-756-7021

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Credit Agreement

FIFTH THIRD BANK (CENTRAL INDIANA),
as a Lender

By:	/s/ DAVID W. O’NEAL
Name:	David W. O’Neal
Title:	Vice President

Address:	Fifth Third Bank (Central Indiana)
251 N. Illinois Street
Indianapolis, IN 46204

Attention: David W. O’Neal
Telephone No.: 317-383-2288
Facsimile No.: 317-340-2320

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Credit Agreement